AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997.

                                               Registration No. ________________


                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM SB-2

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 EIP MICROWAVE, INC.
                    (Name of small business issuer in its charter)


          DELAWARE                       3825                    95-2148645

  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)



                                    3 Civic Plaza
                                      Suite 265
                           Newport Beach, California 92660
                                     714-720-1766
                           (Address and telephone number of
                             principal executive offices)

                                1745 McCandless Drive
                              Milpitas, California 95035
                                     408-945-1477
                      (Address of principal place of business)

                                   Lewis R. Foster
                                1745 McCandless Drive
                              Milpitas, California 95035
                                     408-945-1477
              (Name, address and telephone number of agent for service)

                                      Copies to:
                              Michael E. Johnson, Esq.,
                         Bainbridge Group, A Law Corporation
                          18301 Von Karman Avenue, Suite 410
                               Irvine, California 92612
                                     714-442-6600

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.[   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]



                                   CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
Title of each         Amount to be    Proposed maximum offering   Proposed maximum           Amount of
class of securities   registered      price per share             aggregate offering price   registration fee
to be registered
-------------------------------------------------------------------------------------------------------------
Common Stock,         1,274,721*      $1.85*                      $2,358,234*                $714.62
par value $0.01
per share
-------------------------------------------------------------------------------------------------------------

/*/ Estimated solely for the purpose of calculating the Registration Fee.




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997.

                                     PROSPECTUS
                                 EIP MICROWAVE, INC.

                          ___________ Shares of Common Stock
                             (Par value, $0.01 per Share)

                                   RIGHTS OFFERING

    EIP Microwave, Inc., a Delaware corporation (the "Company"), offers ____________ shares (the "Shares") of its Common Stock, $0.01 par value, at $_____ per Share to its stockholders of record on __________, 1997 (the "Record Date") who reside in states either where state registration of this offering is not required or, if required, in the judgment of the Company can reasonably be effected ("Stockholders of Record"). Each Stockholder of Record's right to subscribe is not transferable. See "Prospectus Summary--The Rights Offering,--Method of Exercising Rights" for information on how to subscribe. The Company's Common Stock is quoted on the NASD's Bulletin Board under the symbol "EIPM".

THE RIGHTS WILL EXPIRE AT 5:00 P.M., CALIFORNIA TIME ON _____________ [insert date 30 days after effective date of Registration Statement], unless extended by the Company. FAILURE TO EXERCISE RIGHTS COULD RESULT IN
SUBSTANTIAL DILUTION TO NON-EXERCISING STOCKHOLDERS.   SEE "RISK
FACTORS--DILUTION FROM RIGHTS OFFERING."

    The Rights Offering is being made on an any or all basis, which means that the Company may accept any subscription received even if all ____________ Shares offered are not purchased. See "Risk Factors--No Minimum Size of Rights Offering." John F. Bishop, a principal stockholder, a member of the Board of Directors, and Vice Chairman, Secretary and Treasurer of the Company, has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them. See "Risk Factors--Control by Management and Principal Stockholders," and "--Dilution from Rights Offering."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


---------------------------------------------------------------------------------------------------------
                             Price to Public      Underwriting Discounts and       Proceeds to Issuer (1)
                                                  Commissions
---------------------------------------------------------------------------------------------------------
 Per Share                   $_______             $0                               $_______
---------------------------------------------------------------------------------------------------------
 Total: ________ Shares      $_______             $0                               $_______
---------------------------------------------------------------------------------------------------------


(1) Before deducting estimated expenses of the offering of $55,000 payable by the Company.

                   The date of this Prospectus is __________, 1997.

The Company is a "reporting company," as such term is employed in the Securities Exchange Act of 1934. It is not listed on any exchange, and its Common Stock is not eligible for quotation on the NASDAQ Small-Cap Market ("NASDAQ") but is quoted on the NASD's "Bulletin Board." Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Regional Offices of the Commission located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648, 7 World Trade Center, New York, NY 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission; the address of such site is http://www.sec.gov.

                                ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered by this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits listed in the Registration Statement. The Registration Statement can be examined at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus that are not delivered herewith, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).
Requests for such copies should be directed to the Company's principal place of business: EIP Microwave, Inc., 1745 McCandless Drive, Milpitas, CA 95035-8024,
Attn:  Lewis R. Foster, Tel. (408) 945-1477.

                                  TABLE OF CONTENTS


Contents                                                             Page

Prospectus Summary
    The Company
    The Rights Offering
    Method of Exercising Rights
    Opportunity to Increase Holdings
    Avoiding Dilution
Risk Factors
    Recurring Material Losses and Accumulated Deficit
    Future Cash Requirements
    Repayment of Existing Debt
    Dependence on New OEM Relationship
    Dependence on Government Contractors
    Dependence on Key Suppliers
    Uncertainty of Product Development and Introduction
    Competition
    Dependence on Key Personnel
    Control by Management and Principal Stockholders
    Offering Price Not Based on Actual Value
    Dividends Not Likely
    Dilution from Rights Offering
    Possible Future Dilution
    No Minimum Size of Rights Offering
    Possible Extension of Expiration Date
    Limited Trading Volume and Volatility of Stock Price in Public Market Market Restrictions on Broker-Dealers
    Potential Anti-Takeover Effects of Delaware Law
Use of Proceeds
Determination of Offering Price
Plan of Distribution
    The Rights Offering
    Subscription Expiration Date
    Basic Subscription Rights
    Method of Exercising Rights
         Payment
         Purchase and Sale of Rights
         Delivery of Certificates
         Over-Subscription Privilege
Market for the Company's Common Stock and Related Stockholder Matters
The Company
    General/Products
    Markets/Principal Customers
    Methods of Distribution
    Competition
    Research, Development and Engineering
    Raw Materials
    Employees

    Patents, Copyrights, Trademarks and Intellectual Property
    Government Approval of Principal Products
    Effect of Existing or Probable Governmental Regulations
    Compliance with Provisions on Environmental Protection
    Property
    Bank Line of Credit
    Bishop Family Trust Loan Facility
    Legal Proceedings
    Acquisition Discussions
Management's Discussion and Analysis of Results of Operations and Financial
  Condition
    Results of Operations
    Financial Condition
Management
    Directors, Executive Officers and Key Employees
    Compensation of Directors
    Executive Compensation
         Option Grants in Fiscal 1996
         Aggregate Option/SAR Exercises in Fiscal 1996 and FY-End Option/SAR
           Values
Interest of Management and Others in Certain Transactions
    Bishop Family Trust Loan Facility
    Subordinated Loan
    Bridge Loans
    Employment Agreement
    Legal Counsel
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
    Authorized Stock
    Voting Rights
    Dividend Rights
    Liquidation Rights
    Preemptive Rights
    Dissenter's Rights
    Certain Anti-Takeover Provisions
    Transfer Agent
Legal Matters and Interests of Counsel
Experts
Change in Accountants
Indemnification
    Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities
Financial Statements

                                  PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

THE COMPANY

    EIP Microwave, Inc., a Delaware corporation (the "Company"), is engaged in the development, manufacture and sale of high frequency microwave and radio frequency (RF) test and measurement instruments. The Company's principal executive offices are located at 3 Civic Plaza, Suite 265, Newport Beach, CA 92660, Tel. (714) 720-1766.

    The Company recently introduced a new line of microwave frequency counters which will be distributed on a private label basis worldwide through an OEM relationship. The Company also recently received a five-year indefinite quantity, fixed price supply subcontract from a government contractor with total sales value to the Company that could range from approximately $3.5 to $20 million. Further, management expects that current development efforts will result in the introduction of a new product for the telecommunications market in 1998. The proceeds from the Rights Offering will assist the Company in meeting the cash requirements to continue its business and pursue these opportunities through fiscal 1998. See "The Company--General/Products," "--Markets/Principal Customers," "--Methods of Distribution" and "--Research, Development and Engineering."

THE RIGHTS OFFERING

    The Company offers ______________ shares (the "Shares") of its Common Stock, $0.01 par value, to its stockholders of record on _____________, 1997 (the "Record Date"), who reside in states either where state registration of this offering is not required or, if required, in the judgment of the Company can reasonably be effected ("Stockholders of Record"). The Shares are offered at a purchase price of $______ per Share (the "Subscription Price"). Each Stockholder of Record may subscribe to purchase as many of the Shares as desired; subject to limitation if this offering is oversubscribed.

    The Rights Offering is being made directly by the Company to its Stockholders of Record. No underwriters are involved. No commissions are being paid. All net proceeds from subscriptions go directly to the Company in their entirety.

    Common Stock offered               ____________ shares
    Common Stock to be outstanding
      after the offering               ____________ shares (1)
    Use of proceeds                    Develop new products, fund working
                                       capital requirements and repay debt.

(1) Assuming all the Shares offered herein are subscribed and sold.

METHOD OF EXERCISING RIGHTS

    Stockholders of Record may not transfer their rights to purchase the Shares. Subscriptions must be made in writing by completing and signing the enclosed subscription agreement and mailing or delivering it, with a good and sufficient check for the subscribed amount, to the Company. Completed subscription agreements and checks must, in any event, be received by the Company no later than 5:00 P.M., California time on _____________ [insert date 30 days after effective date of Registration Statement],unless extended by the Company (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date").

    Checks should be made payable to "EIP MICROWAVE, INC." Should the offering be oversubscribed, the Company will promptly return to subscribers that portion of their subscription amounts that could not be filled, without any interest.

OPPORTUNITY TO INCREASE HOLDINGS

    While brokerage costs and commissions vary among brokerage firms, a $25 minimum cost per transaction is in the lower range of such costs. Based on the Subscription Price of $______, a holder of fewer than ___ shares would lose money in a sale of his present shares. The Rights Offering thus provides an opportunity for these holders of a few shares to increase their holdings to an amount which is a commercially marketable number of shares. No broker's commission is involved in a purchase of shares in the Rights Offering.

AVOIDING DILUTION

    Each Stockholder of Record may subscribe for as many Shares as desired. However, each Stockholder of Record may avoid a percentage dilution of one's shareholdings by subscribing for that number of the Shares which equals ___ times his or her shareholdings on the record date. See "Prospectus Summary--The Rights Offering" above for additional terms of the offering.

                                     RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND THE COMMON STOCK OFFERED HEREBY. THESE RISK FACTORS COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT MADE BY OR ON BEHALF OF THE COMPANY.

RECURRING MATERIAL LOSSES AND ACCUMULATED DEFICIT

    The Company operated at a loss of $453,000 in the fiscal year ended September 30, 1994, made a profit of $125,000 in the fiscal year ended September 30, 1995, operated at a loss of $493,000 in the fiscal year ended September 30, 1996, and operated at a loss of $793,000 in the nine months ended June 30, 1997. Management of the Company expects that the loss for the fiscal year ended September 30, 1997 will be approximately $__________. At the end of fiscal year 1996, its retained earnings were $374,000, and stockholders' equity was $1,227,000. At June 30, 1997, the Company's accumulated deficit was $419,000,
and stockholders' equity was $434,000.   Management expects that, at September
30, 1997, its accumulated deficit will be $___________, and stockholders equity will be $_______. There can be, and is, no assurance that profitable operations can be achieved or maintained or that any funds obtained from the offering described herein will be sufficient to carry the Company to a time when profitable operations should sustain the Company. Continued losses could negatively impact the Company's working capital and the extension of credit by its lenders and could cause such lenders to declare a default under the Company's loan agreements. See "Risk Factors--Repayment of Existing Debt."

    The report of Price Waterhouse LLP on the Company's fiscal 1996 consolidated financial statements was amended on October 1, 1997 to add an explanatory paragraph regarding the Company's ability to continue as a going concern. There can be no assurance that the Company will not continue to incur significant operating losses or that required additional financing will be available to meet the Company's business plan in fiscal 1998 and beyond.

FUTURE CASH REQUIREMENTS

    In addition to cash on hand and funds generated from operations and funds available under the Company's Bank Line and Loan Facility, the Company believes that additional cash of approximately $900,000 will be necessary to satisfy its cash requirements for the remainder of the fiscal year ending September 30, 1998. The actual cash resources required will depend upon numerous factors, including those described under "Risk Factors--Uncertainty of Product Development and Introduction", and the cash requirements could be materially greater than $900,000. The Company expects to use the proceeds from the Rights Offering to meet such cash requirements. There is no assurance that the Company will be successful in obtaining all such capital from the Rights Offering. If the Company is unable to obtain such capital from the Rights Offering or from other debt or equity capital on a timely basis, the Company will be required to significantly curtail its planned operations and its business, financial condition and results of operations could be materially adversely affected.

REPAYMENT OF EXISTING DEBT

    The Company has a $500,000 bank line of credit which expires in March 1998, and a $1,450,000 term and revolving advance loan facility with the Bishop Family Trust which expires in October 1998. All such loans are payable in full upon expiration. See "The Company--Bank Line of Credit" and "--Bishop Family Trust Loan Facility". There can be no assurance that the Company will be able to extend, repay or refinance such loans on such dates. Further, such loans are subject to various covenants relating to the Company's performance and financial condition. If the Company does not maintain compliance with such covenants, the lenders have the right to declare all outstanding amounts immediately due and payable. There can be no assurance that the Company will be able to maintain compliance with such covenants.

DEPENDENCE ON NEW OEM RELATIONSHIP

    The Company has recently introduced a new line of micrawave frequency counters for distribution worldwide through a new OEM relationship. The Company has completed the testing phase with the OEM customer, has received initial orders and has commenced preparation for production of the new line of products. The Company expects that this OEM relationship will account for a material portion of its revenues in fiscal year 1998 and thereafter. The loss of this OEM customer would have a material, negative impact upon the Company's business and prospects of profits. Further, there can be no assurance that the Company will be able to maintain a successful relationship with the OEM customer and generate revenues from the relationship.

DEPENDENCE ON GOVERNMENT CONTRACTORS

    Approximately 35% of the Company's revenues in the last two fiscal years have been derived from the sale of products to government contractors. The Company recently received a five-year indefinite quantity, fixed price supply subcontract from a government contractor with total sales value to the Company that could range from approximately $3.5 to $20 million. The Company will incur substantial expenses in preparing to satisfy its obligations under this subcontract. However, despite the incurrence of such expenses, this and other subcontracts with government contractors are subject to cancellation provisions in favor of the government contractor. There can be no assurance that such subcontracts will not be canceled. Further, there can be no assurance that the Company will receive additional subcontracts from government contractors.

DEPENDENCE ON KEY SUPPLIERS

    A number of the Company's products require specialized components currently available only through a single source of supply. The loss of any of these sources, or the inability of any such source to meet the Company's production and quality control requirements, could be detrimental to the Company with respect to the specific products involved.

UNCERTAINTY OF PRODUCT DEVELOPMENT AND INTRODUCTION

    The Company's success depends to a large degree on its ability to develop and introduce in a timely manner new or updated products which are affordable, functional in purpose, distinctive in quality and design and tailored to the purchasing patterns of the Company's customers and potential customers. Misjudgments as to customer interest in new or updated products could lead to excess inventories and markdowns and could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that new products under development will be successfully developed and introduced. Further, due to the uncertainty associated with any product development and introduction (such as delays in development and lack of market acceptance of a new product), there can be no assurances that the Company's development and introduction efforts will be successful. If products under development are not successfully introduced, the Company's business, financial condition and results of operations will be materially adversely effected.

COMPETITION

    The markets in which the Company's products are sold have become increasingly competitive. Most of the Company's principal competitors have substantially greater financial resources. The Company's results of operations can be significantly affected by pricing pressures arising from customer demand and pricing strategies by the Company's competitors, and the timing and market acceptance of new product introductions by competitors of the Company. There can be no assurance that pricing pressures will not have a material adverse effect on the Company, or that the Company's competitors will not succeed in developing products that would render the Company's technology and products obsolete and noncompetitive.

DEPENDENCE ON KEY PERSONNEL

    The loss of the services of any of the Company's management and other key employees, for any reason, may have a materially adverse effect on the prospects of the Company. See "Management--Directors, Executive Officers and Key Employees."

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    J. Bradford Bishop, a member of the Board of Directors and Chairman and Chief Executive Officer of the Company, is the son of John F. Bishop, a member of the Board of Directors and Vice Chairman, Secretary and Treasurer of the Company. J.Bradford Bishop and John F. Bishop (together, the "Bishops") beneficially own 191,400 shares of Common Stock in the aggregate, representing approximately 45% of the currently outstanding shares of Common Stock (excluding outstanding options to purchase Common Stock). In addition, John F. Bishop is a trustee of the Bishop Family Trust, which has entered into loan facilities providing for up to $1,450,000 in loans to the Company. See "The
Company--Bishop Family Trust Loan Facility."   By virtue of such stock ownership
and their position with the Company, the Bishops may have the practical ability to determine the election of all directors and control the outcome of substantially all matters submitted to the Company's stockholders. Such concentration of ownership and lending relationship could have the effect of making it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company. In addition, John F. Bishop has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them. If not all Rights are exercised by other stockholders, the Bishops could increase their pro rata ownership of the Company's common stock. See "Risk Factors--Dilution from Rights Offering."

OFFERING PRICE NOT BASED ON ACTUAL VALUE

    The price at which the Common Stock is being sold is not based on an independent valuation of the Company or its assets or other recognized criteria of investment value. The Subscription Price does not indicate that
the Common Stock has a value of or could be resold at that price.    In
addition, the Subscription Price of $____ is significantly less than the price at which the Common Stock has traded at various times during the last twelve months, and represents a ____% discount from the average market price for the 30 days preceding the date of this Prospectus. The effect of the Rights Offering will likely be to decrease the current market value of the Common Stock. See "Determination of Offering Price."

DIVIDENDS NOT LIKELY

    Dividends have not been paid on the Company's Common Stock in more than six years. For the foreseeable future it is anticipated that earnings which may be generated from operations of the Company, if any, will be used to finance the growth of the Company and repay debt and that cash dividends will not be paid to holders of the Common Stock. Under the terms of agreements with the Company's senior and subordinated lenders, the Company may not pay or declare dividends without the lenders' prior written consent.

DILUTION FROM RIGHTS OFFERING

    Stockholders who do not exercise their subscription privileges under this Rights Offering in full will realize a dilution of their percentage voting interest and ownership interest in future net earnings, if any, of the Company to the extent that Rights are exercised by other stockholders. John
F. Bishop has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them. Assuming Mr. Bishop purchases such amount of Common Stock and other stockholders only purchase $800,000 of Common Stock, Mr. Bishop would beneficially own approximately _____% of the Company's Common Stock, and the effective percentage ownership of any non-exercising
stockholder will be reduced by approximately ___%.   The dilutive impact on
non-exercising stockholders will be even greater if Mr. Bishop or other stockholders purchase additional shares. If all stockholders fully exercise their Basic Subscription Rights, the effective percentage ownership of each stockholder will remain unchanged.

POSSIBLE FUTURE DILUTION

    In addition to the shares registered for the Rights Offering described herein, the Company earlier registered 200,000 shares of Common Stock which will be available for issuance upon exercise of options granted or to be granted under the Company's Second Amended and Restated 1994 Stock Option Plan.
Further, the Company has the right to issue additional shares of Common Stock to the Bishop Family Trust in lieu of cash payment of facility fees. See "Bishop Family Trust Facility". The issuance of any such additional shares would dilute the percentage ownership and could dilute the net tangible book value per share of stockholders of the Company. Further, if additional financing is required, additional dilution may take place.

NO MINIMUM SIZE OF RIGHTS OFFERING

    The Rights Offering is being made on an any or all basis, which means that the Company may accept any subscription received even if all ____________ Shares offered are not purchased. Although John F. Bishop, a principal stockholder, a member of the Board of Directors, and Vice Chairman, Secretary and Treasurer of the Company, has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them, there is no minimum amount of proceeds required for the Company to consummate the Rights Offering. The funds committed by Mr. Bishop in the Rights Offering will be used by the Company to repay debt under the Bishop Family Trust Loan Facility. Thus, even if other stockholders purchase $800,000 in Common Stock and Mr. Bishop purchases $379,500 in Common Stock in the Rights Offering, the Company will still need additional funds from the Rights Offering or other sources to meet its cash needs for fiscal 1998. Accordingly, no assurances can be given as to the amount of gross proceeds that the Company will realize from the Rights Offering, or the adequacy of such proceeds to meet the Company's cash requirements. See "Use of Proceeds" and "Plan of Distribution."

POSSIBLE EXTENSION OF EXPIRATION DATE

    The Company has reserved the right to extend the Expiration Date to as late as _____________, 199__ [120 days after effective date]. Funds deposited in payment of the Subscription Price may not be withdrawn and no interest will be paid thereon to stockholders.

LIMITED TRADING VOLUME AND VOLATILITY OF STOCK PRICE IN PUBLIC MARKET

    The Company's Common Stock is thinly traded and may experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. There is no assurance that a more active public market for such securities will develop after the conclusion of the Rights Offering described herein or, if a more active trading market develops, that it will be sustained.

MARKET RESTRICTIONS ON BROKER-DEALERS

    The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of persons purchasing Shares in this offering to sell their Shares in the secondary market. Further, the Company's Common Stock is quoted on an NASD inter-dealer system called the "Bulletin Board" and, following the Rights Offering, the Company still will not have $4 million in net tangible assets or $50 million in stockholders' equity, one of which is required for it to qualify for quotation on NASDAQ, and the Shares are not expected soon to command a market price of $5 per share, the price required for a non-NASDAQ-quoted security to escape the trading severities imposed by the Securities and Exchange Commission on so-called "penny stocks." These trading severities tend to reduce broker-dealer and investor interest in penny stocks and could operate (i) to inhibit the ability of the Company's stock to reach a $4 per share trading price that would make it eligible for quotation on NASDAQ even should it otherwise qualify for quotation on NASDAQ and (ii) to inhibit the ability of the Company to use its stock for business acquisition purposes. See "Market for the Company's Common Stock and Related Stockholders Matters."

POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

    Certain provisions of Delaware law, the Company's Certificate of Incorporation and its Bylaws could delay, impede or make more difficult a merger, tender offer or proxy context involving the Company, even if such events could be beneficial to the interests of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Securities."

                                   USE OF PROCEEDS

    The net proceeds to the Company from the sale of all ______________ shares of Common Stock offered by the Company hereby are estimated to be $____________, based on a Subscription Price of $_____ per share and after deducting the offering expenses payable by the Company.

    The Company expects that the proceeds of the offering will be used to develop new products, fund working capital requirements and repay debt. The Company expects to repay a portion of its Loan Facility with the Bishop
Family Trust in an amount sufficient to reduce the outstanding principal thereunder to $1,000,000. Further, the Company may repay additional principal under the Loan Facility to the extent the Company believes funds are available in excess of its internal cash requirements for fiscal 1998. See
"The Company--Bishop Family Trust Loan Facility".   The Company intends to
invest the aggregate net proceeds from this offering in short-term, investment-grade, interest-bearing securities until such time as funds are needed.

                         DETERMINATION OF OFFERING PRICE

    The Rights Offering is being conducted by the Company based on the commitment of John F. Bishop to purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them. The terms of the Rights Offering were negotiated by the three independent members of the Company's Board of Directors (the "Independent Directors"). The Subscription Price reflects a __% discount to the average price at which the Company's Common Stock traded in the 30 days prior to the effective date of the Rights Offering. The terms of the Rights Offering were unanimously recommended by the Independent Directors and approved by a majority of the Company's Board of Directors on October __, 1997.

    The principal factors in the recommendation and approval of the terms of the Rights Offering were the Company's need for additional capital to continue development of new products and for working capital purposes, the nonavailability of such capital from other sources and the opportunity for stockholders to participate in the financing through the Rights Offering. The Company has not sought an independent third party opinion with respect to the value of the Company or the appropriateness of the Subscription Price. The Subscription Price has no relation to the market value of the Common Stock of the Company, the value of the Company's assets or the Company's prospects as a going concern.

                                 PLAN OF DISTRIBUTION

THE RIGHTS OFFERING

    The Company offers ________________ shares (the "Shares") of its Common Stock, $0.01 par value, only to its stockholders of record of ____________, 1997 (the "Record Date"), who reside in states either where state registration of this offering is not required or, if required, in the judgment of the Company can reasonably be effected ("Stockholders of Record"). The Shares are offered at a purchase price of $_____ per Share (the "Subscription Price").

    The Rights Offering is being made directly from the Company to its Stockholders of Record. No underwriters are involved. No commissions are being paid. All net proceeds from subscriptions go directly to the Company in their entirety.

SUBSCRIPTION EXPIRATION DATE

    The Rights will expire at 5:00 P.M., California time on _____________ [insert date 30 days after effective date of Registration Statement], unless extended by the Company (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date"). In no event will the Expiration Date be extended beyond _______________[120 days after effective date of Registration Statement]. If the Company elects to extend the term of the Rights, it will issue a press release to such effect not later than the first day The Nasdaq National Market is open for trading following the most recently announced Expiration Date. Funds provided in payment of the Subscription Price will be held by the Company, until the closing, which will occur promptly following the Expiration Date. The exercise of Rights is irrevocable once made, and no interest will be paid to Holders exercising their Rights. AS DESCRIBED BELOW, RIGHTS MUST BE EXERCISED, IF AT ALL, BEFORE THE EXPIRATION DATE AFTER WHICH TIME THE RIGHTS WILL BE VOID AND VALUELESS.

BASIC SUBSCRIPTION RIGHTS

     The Rights entitle the holders to subscribe at the Subscription Price for Shares on the basis of _____ Shares for each share of Common Stock held on the Record Date (the "Basic Subscription Rights"). Exercise of the Basic

Subscription Rights will also entitle the holders to the Over-Subscription Privilege described below. See "Plan of Distribution--Method of Exercising Rights" and "--Over-Subscription Privilege" below.

METHOD OF EXERCISING RIGHTS

     To exercise the Rights, the holder should fill in Section 1 on the Subscription Agreement and sign and transmit it along with the required payment, in the envelope provided, to the Company at 1745 McCandless Drive, Milpitas, California 95035. The Subscription Agreement must arrive on or before the Expiration Date.

    PAYMENT. Rights exercised must be accompanied by payment of the full Subscription Price in U.S. Dollars for all shares. Such payment may be made by mail. Payment may be made by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "EIP Microwave, Inc." Sufficient mailing time should be allowed for the Subscription Agreement and payment to be RECEIVED by the Company before the expiration date of the subscription period at 5:00 P.M., California time, _____________[insert date 30 days after effective date of Registration Statement] unless extended by the Company (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date"), after which time the Rights will be void and valueless. Payment may also be made by hand delivery to the Company, in cash or by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "EIP Microwave, Inc."

    The Rights Offering is being made on an any or all basis, which means that the Company may accept any subscription received even if all ___________ Shares offered are not purchased. John F. Bishop, a principal stockholder, a member of the Board of Directors, and Vice Chairman, Secretary and Treasurer of the Company, has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them. See "Risk Factors--Control by Management and Principal Stockholders," "--Dilution from Rights Offerings," and "--No Minimum Size of Rights Offering."

    The Company reserves the right to reject any Subscription Agreement and payment not properly submitted. The Company has no duty to give notification of defects in any Subscription Agreement and/or payment and will have no liability for failure to give such notification. The Company will return any Subscription Agreement and/or payment not properly submitted.

    PURCHASE AND SALE OF RIGHTS. Rights may not be transferred, divided, combined, purchased or sold.

    DELIVERY OF CERTIFICATES. Certificates for Shares issuable on exercise of Rights will be mailed as soon as practicable after the Expiration Date.

    OVER-SUBSCRIPTION PRIVILEGE. If some stockholders do not fully exercise all of their Basic Subscription Rights, the remaining Shares will be offered to those holders of Basic Subscription Rights who wish to acquire more than the number of shares to which their Basic Subscription Rights entitle them (the "Over-Subscription Privilege"). Each holder of Basic Subscription Rights who fully exercises Basic Subscription Rights will be entitled to participate in such Over-Subscription Privilege and will be asked to indicate on the Subscription Agreement how many additional shares that stockholder would be willing to acquire pursuant to the Over-Subscription Privilege. Each stockholder wishing to exercise its Over-Subscription Privilege must exercise its Over-Subscription Privilege and must tender payment for the Shares subscribed for pursuant to the Over-Subscription Privilege at the time it exercises its Basic Subscription Rights. If there remain sufficient Shares after the exercise of Basic Subscription Rights, all over-subscriptions will be honored in full. If there are not sufficient Shares to honor all over-subscriptions, the available Shares will be allocated among those who over-subscribe based solely on the number of shares subscribed for by each over-subscribing holder pursuant to the Basic Subscription Rights. For example, if after the exercise of the Basic Subscription Rights (1) there remain 150,000 Shares that were not subscribed for pursuant to Basic Subscription Rights, (2) two stockholders each indicated that they wished to acquire Shares to the Over-Subscription Privilege, (3) the first stockholder oversubscribed for 150,000 Shares and the second stockholder oversubscribed for 200,000 Shares and each tendered payment for that number of shares and (4) the first stockholder acquired 100,000 shares pursuant to its full Basic Subscription Rights and the second stockholder acquired 200,000 shares pursuant to its full Basic Subscription Rights; then the first stockholder would be entitled to one-third or 50,000 Shares and the second stockholder would be entitled to two-thirds or 100,000 Shares.

    The allocation process may involve a series of allocations in order to assure that the shares available for over-subscription are distributed proportionately among all over-subscribing holders. Accordingly, the degree to which each stockholder's request for Shares pursuant to the Over-Subscription Privilege will be honored will depend on the number of Shares requested, the number of shares acquired by the exercise of Basic Subscription Rights and the total number of Shares available for over-subscription. After the expiration of the Rights, the Company will send notice of the number of Shares acquired pursuant to the Over-Subscription Privilege to each stockholder that over-subscribed and promptly remit to such stockholder, without any interest, any payment tendered for shares not acquired under the Over-Subscription Privilege.

        MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    As of the date of this Prospectus, there are 424,907 shares of Common Stock of the Company owned of record by approximately 137 stockholders.

    An additional 200,000 shares of Common Stock of the Company are reserved for issuance against the exercise of Company stock options.

    The following sets forth for each calendar quarter since January 1995, the range of high and low bids for the Company's Common Stock as reported to the Company by NASDAQ. For the period through June 25, 1997, the Common Stock was listed on the NASDAQ Small-Cap Market under the symbol EIPM. For the period since June 25, 1997, the Common Stock has been quoted on the NASD Bulletin Board under the symbol EIPM. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

-------------------------------------------------------------------------------
Calendar Quarter                       High ($)            Low ($)
-------------------------------------------------------------------------------
4th quarter 1997
(through October 1, 1997)              2.1875              2.1875
-------------------------------------------------------------------------------
3rd quarter 1997                       3.625               1.25
-------------------------------------------------------------------------------
2nd quarter 1997                       6.00                1.25
-------------------------------------------------------------------------------
1st quarter 1997                       2.00                1.00
-------------------------------------------------------------------------------
4th quarter 1996                       5.00                1.00
-------------------------------------------------------------------------------
3rd quarter 1996                       6.75                3.50
-------------------------------------------------------------------------------
2nd quarter 1996                       7.50                2.00
-------------------------------------------------------------------------------
1st quarter 1996                       7.25                2.75
-------------------------------------------------------------------------------
4th quarter 1995                       5.50                1.50
-------------------------------------------------------------------------------
3rd quarter 1995                       7.75                5.50
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Calendar Quarter                       High ($)            Low ($)
-------------------------------------------------------------------------------
2nd quarter 1995                       9.25                1.25
-------------------------------------------------------------------------------
1st quarter 1995                       7.00                1.75
-------------------------------------------------------------------------------

    The Company's stock is quoted on an NASD inter-dealer system called the "Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of the NASD brokerage community held by NASDAQ stocks or exchange-listed stocks. The eligibility requirements for listing the Company's stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on NASDAQ, and the Company has no present plans to list its stock on an exchange.

    The Company's stock will not be eligible for quotation on the NASDAQ Small-Cap Market ("NASDAQ") unless it meets various NASDAQ requirements, which it will not meet even if all the Shares offered herein are subscribed. No assurance can be made that the Common Stock will ever become eligible for quotation on NASDAQ.

    Further, holders of the Shares offered herein face the prospect of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board, so-called "penny stocks" (stocks that trade at less than $5 per share) by regulations of the Securities and Exchange Commission. The effect of these trading severities is to reduce broker-dealer and investor interest in trading or owning "penny stocks" and, hence, could inhibit the ability of the Company's stock to reach a trading level of $4 per share or higher and thereby become eligible for quotation on NASDAQ even if the Company meets NASDAQ's assets and stockholders' equity requirements in the future.


                                     THE COMPANY

THE FOLLOWING DISCUSSION CONTAINS TREND INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF EIP MICROWAVE, INC. (THE "COMPANY") COULD DIFFER MATERIALLY FROM THE COMPANY'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED UNDER THE
HEADING "RISK FACTORS" ABOVE.    DUE TO SUCH RISK FACTORS AND OTHER FACTORS,
PAST RESULTS ARE NOT A RELIABLE PREDICTOR OF FUTURE RESULTS.

GENERAL/PRODUCTS

    The Company was incorporated under the laws of the State of Delaware in 1987 under the name EIP Microwave, Inc. The predecessor corporation was organized under the laws of California in 1961, and merged with the Company in 1987.

    The Company is engaged in a single industry segment constituting the development, manufacture and sale of high frequency microwave and radio frequency (RF) test and measurement instruments. These instruments include microwave heterodyne-type automatic frequency counters, microwave and RF pulse frequency counters, microwave and RF synthesized signal generators, pulse generators, and downconverters. All of these products are electronic devices which are used in the design, manufacture and maintenance of microwave and RF products and systems throughout the world.

    Stand-alone microwave frequency counters represented 50% of net sales in fiscal 1996, 64% of net sales in fiscal 1995, and 75% of net sales in fiscal 1994. The balance of sales in those periods was mainly derived from the Company's VXIbus-based products. VXIbus is a hardware and software standard for modular instrumentation. EIP manufactures individual modules in the VXIbus format that provide various functions, including frequency measurement, synthesized signal generation, downconversion and modulation. These modules plug in to standardized racks that supply power and computer resources.

    During fiscal 1997, the Company introduced a new line of microwave frequency counters suitable for use in laboratory, manufacturing and field service environments. These products are portable and can be operated on their own internal batteries. The Company has completed testing of the product line with the OEM customer that will distribute the product, and the Company is preparing the product line for production. During fiscal 1994, the Company introduced a microwave pulse frequency counter with peak power measurement capability.

    The Company designs and manufactures its own YIG (Yitrium iron garnet) filters, which are a key feature of many EIP microwave products. Additionally, the Company manufactures hybrid microwave integrated circuits
(MICs) and proprietary microwave subassemblies used in its microwave products. Management believes that the Company's YIG and MIC capabilities provide its microwave products with competitively superior performance, protection from overload, and compact size.

MARKETS/PRINCIPAL CUSTOMERS

    The Company has a variety of customers worldwide for its microwave products, including the military, government agencies, government subcontractors, the telecommunications industry, the aerospace industry, and research and development facilities. The primary customers for the Company's RF products are telecommunication companies. The Company's principal customers include Hewlett-Packard, ManTech Systems Engineering,
Northrup-Grumman, Lockheed Martin, Kelly Air Force Base, Hughes Aircraft, and Harris Corporation.

    The Company sells its microwave products to approximately 1,000 customers, of which sales to the United States Government and its contractors comprised approximately 38%, 33%, 36%, and 44%, of net sales for the nine-months ended June 30, 1997, and the fiscal years 1996, 1995, and 1994, respectively. In September 1997, the Company received a five-year indefinite quantity, fixed price supply subcontract from a government contractor with total sales value to the Company that could range from approximately $3.5 to $20 million. In September 1997, the Company received a five-year indefinite quantity, fixed price supply subcontract from a government contractor with total sales value to the Company that could range from approximately $3.5 to $20 million. Foreign sales represented 31% of net sales in the nine-months ended June 30, 1997, 36% of net sales in fiscal 1996, 43% of net sales in fiscal 1995, and 36% of net sales in fiscal 1994.

METHODS OF DISTRIBUTION

    The Company has entered into a five-year OEM Agreement with a major company considered to be one of the leaders in test and measurement instrumentation. The Agreement contemplates the sale of EIP's recently developed line of microwave counters to the OEM customer on a private label basis for worldwide distribution. The Company has completed the testing phase with the OEM customer, has received initial orders and has commenced preparation for production of the new line of products.

    The Company uses independent manufacturers' representatives for distribution of its other products in the United States and in foreign countries. The Company provides service and technical support to its manufacturers' representatives, and directly to its customers.

    From November 1992 until December 1995, the Company's products were distributed in a number of foreign countries through an exclusive distribution agreement with Marconi Instruments, a subsidiary of The General Electric Company, Plc. of England. Foreign sales through Marconi Instruments represented 19% and 16% of net sales in fiscal 1995 and 1994, respectively. The Company has since established agreements with other independent manufacturers' representatives in these countries previously covered by Marconi Instruments.

COMPETITION

    The Company believes there are three to six competitors in the respective markets in which it competes; however, reliable data on sales and profits of most of the Company's competitors is not readily available because the competitors are either privately held or are separate divisions of large publicly held companies which do not separately report financial results for competing divisions.

    The markets in which the Company's frequency counters are sold are well-defined and narrow markets which have become increasingly competitive both in the United States and abroad. Within these narrow markets, the Company believes it holds a significant competitive position, generally believed to be number two or three in market share. The Company encounters competition, however, from certain firms which are substantially larger and have greater financial resources than the Company; the market leader is believed to be Hewlett-Packard. Other companies selling products in the same markets as the Company include Anritsu, Advantest, Racal, and XL Microwave.

    The market for microwave synthesized signal generators is considered to be larger than the microwave frequency counter market. As the market for this type of product is still developing, the Company has not been able to determine market share. At present, the only other known supplier of VXIbus microwave synthesized signal generators is Giga-tronics.

    The Company's VXIbus pulse generator and downconverter are sold primarily as companion products for integrated systems. Competitors for the pulse generator include Wavetek and Tektronix. There is no known current direct competition for the VXIbus downconverter.

    Competition is based upon performance, reliability, product design, availability and price and is characterized by technological change.

RESEARCH, DEVELOPMENT AND ENGINEERING

    Management believes that the Company's future success is dependent to a significant extent upon engineering and new product development. Expenditures for research, development and engineering during the past three years have ranged between 17% and 11% of annual net sales. Research, development and engineering expenditures were $978,000, $742,000, and $620,000, for fiscal years ended September 30, 1996, 1995, and 1994, respectively, and $722,000 and $724,000, for the nine months ended June 30, 1997, and 1996, respectively. Management expects that current development efforts will result in the introduction of a new product for the telecommunications market in 1998. All of the Company's research, development and engineering activities have been Company-funded.

RAW MATERIALS

    The principal raw materials used by the Company in its manufacturing operations include capacitors, resistors, semiconductors, integrated circuits, transformers, printed circuit boards, display devices, and metal and plastic cases, most of which are purchased from outside suppliers. For the majority of materials, the Company has access to many suppliers, and believes that it is not dependent upon any one supplier, and that adequate alternate sources for its materials are, for the most part, readily available. There are, however, many applications which require specialized components currently available, in each instance, only through a single source of supply. The loss of any of these sources, or the inability of any such source to meet the Company's production and quality control requirements, could be detrimental to the Company with respect to the specific products involved.

EMPLOYEES

    The Company had 52 employees at September 30, 1996, 49 of whom were full time employees, and had 45 employees at September 30, 1997, 39 of whom were full time employees. The Company believes that its employee relations are good, but can make no assurances that it will continue to be able to attract and retain qualified employees. The Company also has engaged the services of consultants when appropriate.

PATENTS, COPYRIGHTS, TRADEMARKS AND INTELLECTUAL PROPERTY

    The Company holds no patents, trademarks, franchises, concessions or royalty agreements that have a material importance to or effect on its frequency counter, pulse counter, synthesized signal generator, pulse
generator, or downconverter product lines.   However, the Company has
obtained a license from a third party for digital modulation implementations relating to products under development by the Company.

    The Company relies on trade secrets and technical know-how in order to maintain its competitive advantage and scientific expertise. It is the practice of the Company to enter into confidentiality agreements with employees, consultants, and any third party to whom it discloses confidential information. There can be no assurance that such confidential information will not be disclosed, that similar trade secrets or expertise will not be independently developed, or that access to such information could not be gained inadvertently.

GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS

    Government approval is not required for any of the Company's principal products.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS

    The Company believes it is in compliance with applicable governmental regulations. The Company is not aware of any probable governmental regulation which would have a detrimental or disruptive effect on the Company.

COMPLIANCE WITH PROVISIONS ON ENVIRONMENTAL PROTECTION

    The Company does not believe that compliance with federal, state, and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will have any material effect upon the capital expenditures, earnings, or competitive position of the Company.

PROPERTY

    The Company leases a 20,331 square foot one story, concrete structure located in Milpitas, California, which contains production, warehouse and office facilities. The lease term continues until October 1998, with an option to renew for an additional three years. The annual rent for the current term is $226,000 plus applicable real property taxes and insurance. The Company also leases 978 square feet of space as the Company's corporate offices located in Newport Beach, California. The lease term is on a month-to-month basis with a monthly
rent of $1,320.   The current facilities are believed by the Company to be
suitable and adequate for its present requirements.

    The Company owns and uses machinery, equipment, and furniture with an original cost of approximately $5,319,000 at September 30, 1996 and approximately $5,403,000 at June 30, 1997. The Company also leases and uses equipment with capital lease obligations of $129,000 at September 30, 1996 and $105,000 at June 30, 1997. This personal property is believed to be in acceptable condition.

    The Company's management believes the facilities and all machinery and equipment of the Company are adequately insured to cover loss of equipment or occupancy privileges.

    The Company does not have any investments in real estate, real estate mortgages or securities of persons primarily engaged in real estate activities, and has no present policy or limitations with respect to any such future investments.

BANK LINE OF CREDIT

    At October __, 1997, the Company had outstanding borrowings in the aggregate principal amount of $295,500 under its bank line of credit (the "Bank Line"). The Bank Line provides for borrowings up to 60% of eligible accounts receivable, not to exceed $500,000. Interest is charged at the bank's prime rate plus 3% per annum, provided that the interest rate in effect each month shall not be less than 10% per annum, and is payable monthly (11.5% as of October __, 1997). The Bank Line expires on March 4, 1998. The Bank Line contains various restrictive covenants requiring, among other matters, the maintenance of minimum levels of tangible net worth and certain financial ratios, including a minimum quick ratio and a maximum debt to net worth ratio, and the achievement of profitability. The Bank Line also precludes or limits the Company's ability to take certain actions, such as paying dividends, making loans, making acquisitions or incurring indebtedness, without the bank's prior written consent. The Bank Line is secured by substantially all of the Company's assets. At October __, 1997, the Company was in compliance with the restrictive covenants of the Bank Line.

BISHOP FAMILY TRUST LOAN FACILITY

    At October __, 1997, the Company had outstanding borrowings in the aggregate principal amount of $1,250,000 under a loan and security agreement (the "Loan Facility") with John F. Bishop and Ann R. Bishop, trustees of the Bishop Family Trust (the "Bishop Family Trust"). The Loan Facility provides for a term loan of $1,000,000 and revolving advances up to $450,000.
Interest is charged at the prime rate plus 5% per annum and is payable monthly (13.5% as of October __, 1997). The Loan Facility expires on
October __, 1998. The Loan Facility contains various restrictive covenants requiring, among other matters, the achievement of profitability on a rolling 3-month basis commencing in August 1998, and the maintenance of minimum revenues from its OEM relationship commencing in January 1998. The Bishop Family Trust also precludes or limits the Company's ability to take certain actions, such as paying dividends, making loans, making acquisitions or incurring indebtedness, without the Bishop Family Trust's prior written consent. The Loan Facility is secured by substantially all of the Company's assets. The Bishop Family Trust has subordinated the Loan Facility to the Bank Line. At October __, 1997, the Company was in compliance with the restrictive covenants of the Loan Facility.

    Under the terms of the Loan Facility, the Company will be obligated to pay facility fees of up to $282,000 to the Bishop Family Trust in the manner described below.

    A. A facility fee of $70,500 was fully earned on October __, 1997 and will be payable by the Company on January __, 1998.

    B. If the principal amount of the obligations outstanding under the Loan Facility on January __, 1998 exceeds $1,000,000, then an additional facility fee of $70,500 will be fully earned on such date and will be payable by the Company on April __, 1998.

    C. If the principal amount of the obligations outstanding under the Loan Facility on April __, 1998 exceeds $1,000,000, then an additional facility fee of $141,000 will be fully earned on such date and will be payable by the Company on July __, 1998.

The Company will have the right to pay the facility fee in cash or by issuance of Common Stock. The number of shares of Common Stock issuable as payment for a facility fee will equal (a) the applicable facility fee divided by (b) the Fair Market Value (as defined in the Loan Facility) per share of Common Stock on the date such facility fee is payable to the Bishop Family Trust.

LEGAL PROCEEDINGS

    There are no pending legal proceedings to which the Company or its subsidiary is a party or of which any of their property is the subject. The Company is not aware of any such legal proceeding contemplated by a governmental authority.

ACQUISITION DISCUSSIONS

    Since 1995, the Company has held discussions with several other companies with respect to a possible acquisition of certain of the Company product lines by such other companies. No offers have been made. The Board of Directors will consider any future acquisition offers made to the Company in light of what appears to be in the best interest of the Company's stockholders.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

THE FOLLOWING DISCUSSION CONTAINS TREND INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED UNDER THE HEADING "RISK FACTORS" ABOVE. DUE TO SUCH RISK FACTORS AND OTHER FACTORS, PAST RESULTS ARE NOT A RELIABLE PREDICTOR OF
FUTURE RESULTS.

IN ADDITION, THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES HEREIN, AND IS QUALIFIED ENTIRELY BY THE FOREGOING AND BY OTHER MORE DETAILED FINANCIAL INFORMATION APPEARING ELSEWHERE.

RESULTS OF OPERATIONS

    Net sales for the nine months ended June 30, 1997, were $3,560,000, a 27% decrease from net sales of $4,886,000 for the same period the prior year. The decrease in net sales for this period was primarily attributable to lower export sales of frequency counters. Net sales for fiscal 1996 were $6,492,000, a 3% decrease from fiscal 1995 sales of $6,721,000. The decrease in net sales in fiscal 1996, compared to the prior year, was primarily attributable to market softness for the Company's products. The 25% increase in fiscal 1995 net sales, compared to fiscal 1994 net sales of $5,389,000 was primarily attributable to increased international sales, orders from government contractors, and sales of products configured in the VXIbus format. Foreign exchange rate fluctuations did not have a material impact on net sales or gross profit margins for the last three fiscal years.

    Gross margin increased to 39% for the nine months ended June 30, 1997, from 37% for the same period the prior year. The increase in gross margin percentage for this period was primarily attributable to an increase in sales of higher gross margin units and an improved gross margin for VXI products. The Company's gross profit margin decreased in fiscal 1996 to 37%, from 46% in fiscal 1995, and 44% in fiscal 1994. The decrease in the fiscal 1996 gross profit margin, compared to fiscal 1995 and fiscal 1994, is primarily due to a sales mix shift from higher margin stand-alone counter products to lower margin VXIbus products and lower than expected gross profit margin on these VXI products.

    Inflation did not have a material effect on revenues nor gross profit during the nine months ended June 30, 1997 or the fiscal years 1996 or 1995.

    Incoming orders for the nine months ended June 30, 1997, were $3,213,000, a 36% decrease from orders of $5,007,000 for the same period a year ago. The decrease in orders for the nine months ended June 30, 1997, resulted primarily from a shortfall in domestic and international large order bookings, particularly the lack of a large VXI order in the nine months ended June 30, 1997, and international base level bookings. Backlog at June 30, 1996, was $404,000, a 69% decrease from a backlog of $1,292,000 at the end of the third fiscal quarter the prior year. Incoming orders for fiscal 1996 were $6,115,000, a 14% decrease from $7,127,000 for the prior year.

Backlog at September 30, 1996, was $763,000, a 37% decrease from $1,210,000 at September 30, 1995. The decrease in orders and backlog in fiscal 1996, compared to the prior year, was primarily due to a 36% decrease in large government-related orders. Incoming orders for the fiscal 1995 year increased 20% from $5,929,000 for the same period of the previous year. Backlog at September 30, 1995 increased 40% from $862,000 at September 30, 1994. The increases in orders and backlog for fiscal 1995, compared to fiscal 1994, were primarily due to increased international orders, orders from government contractors, and orders for products configured in the VXIbus format.

    Research, development and engineering expenses were $722,000 for the nine months ended June 30, 1997, comparable to $724,000 for the same period the prior year. Research, development and engineering expenditures increased 32% to $978,000 in fiscal 1996, from $742,000 in the prior fiscal year. The increase in fiscal 1996, compared to fiscal 1995, was a result of increased new product development expenditures, primarily to support a new frequency measurement product line introduced in fiscal 1997. Research, development and engineering expenditures in fiscal 1995 increased 20%, compared to $620,000 in fiscal year 1994, due to increased new product development expenditures. The majority of the fiscal 1996 and 1995 investment was in the development of non-VXIbus standard product.

    Selling, general and administrative expenses decreased 9% to $1,416,000 for the nine months ended June 30, 1997, compared to $1,548,000 in the same period the prior year. The decrease in selling, general and administrative expenses was due primarily to decreased commission expense resulting from decreased sales volume and overall expense control, compared to the same period the prior year. Selling, general and administrative expenses decreased 9% in fiscal 1996 to $2,084,000, compared to $2,289,000 in fiscal 1995, primarily due to the decrease in commission expense resulting from lower sales volume, and a decrease in advertising expenses. Selling, general and administrative expenses increased 4% in fiscal 1995, compared to $2,197,000 in fiscal 1994, primarily due to increased commission expense resulting from increased sales volume.

    The Company recorded a net loss of $793,000 for the nine months ended June 30, 1997, as compared to a net loss of $319,000 recorded for the same period the prior year. Gains on sale of capital equipment of $98,000, reduced the net loss for the nine months ended June 30, 1997. Further the net loss for the nine months ended June 30, 1996 reflects a credit of $111,000 due to the waiver of fees owed by the Company to members of the Board of Directors, and a gain on sale of capital equipment of $50,000. The increase in losses for the nine month period ended June 30, 1997, compared to the same period the prior year, is primarily due to decreased sales.

    The Company recorded a net loss of $493,000 in fiscal 1996, as compared to net earnings of $125,000 in fiscal 1995, and a net loss of $453,000 in fiscal 1994. Gains on sales of fixed assets of $14,000 and $56,000 in fiscal 1996 and fiscal 1995, respectively, reduced the net loss or increased the net earnings in such years. As described above, the net loss for fiscal 1996 reflects a credit of $111,000 due to the waiver of fees owed by the Company to members of the Board of Directors. The Company earned interest and dividend income of $26,000, $25,000, and $4,000, during fiscal 1996, 1995, and 1994, respectively. The increase in interest and dividend income earned in fiscal 1996 and fiscal 1995, as compared to fiscal 1994, was primarily due to increased earnings performance in short-term securities.

FINANCIAL CONDITION

    At June 30, 1997, the Company's cash, cash equivalents and short-term investment balance was $284,000, as compared with a cash, cash equivalents and short-term investment balance of $540,000 at September 30, 1996, and $445,000 at September 30, 1995. The Company's accounts payable balance was $314,000 at June 30, 1997, compared to $706,000 at September 30, 1996, and $610,000 at September 30,
1995. At June 30, 1997 and at September 30, 1996, the Company had no material commitments for capital expenditures.

    At June 30, 1997, working capital decreased $216,000 from September 30, 1996, and decreased by $724,000 in fiscal 1996, after an increase of $313,000 in fiscal 1995. The Company's current ratio decreased to 1.36:1 at June 30, 1997, from 1.42:1 at September 30, 1996, and 2.09:1 at September 30, 1995.

    At June 30, 1997, the Company had outstanding borrowings in the aggregate principal amount of $295,500 under its bank line of credit (the "Bank Line"), borrowings in the aggregate principal amount of $600,000 under subordinated notes (the "Subordinated Notes") payable to the Bishops, and borrowings in the aggregate principal amount of $150,000 under a demand note (the "Bridge Loan") to the Bishops. The Subordinated Notes and the Bridge Loan were repaid on October __, 1997 with the proceeds from the Loan Facility with the Bishop Family Trust.

                                      MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information regarding the directors and executive officers of the Company, including age, period served as a director, present position with the Company, and other business experience during the past five years, and any other public company for which the individual is a director.


---------------------------------------------------------------------------------------------------------------------
 NAME                          AGE       POSITION
---------------------------------------------------------------------------------------------------------------------
 J. Bradford Bishop (1)        45        Director since 1978.  Chairman of the Board and Chief Executive Officer of
                                         the Company since 1994. President of the Company from 1990 to 1992.
                                         President of Continental Paper Recycling, and former Chief Executive
                                         Officer, Carson Energy Group, a power plant development company.
---------------------------------------------------------------------------------------------------------------------
 John F. Bishop (1)            73        Director since 1961.  Vice Chairman of the Board since 1994.  Treasurer since 1985. Secretary since 1990.
                                         Former Chairman of the Board, President, and Treasurer of Cushman
                                         Electronics, Inc., a manufacturer of test instruments for telephone communication systems.
---------------------------------------------------------------------------------------------------------------------
 Michael E. Johnson            36        Director since 1996.
                                         President, Bainbridge Group, a Law Corporation. Former counsel, Jones,
                                         Day, Reavis & Pogue, a law firm.
---------------------------------------------------------------------------------------------------------------------
 Robert D. Johnson (2)(3)(4)   73        Director since 1978.
                                         Former Vice Chairman and Director, Cushman Electronics, Inc., and former
                                         Director, EIP/Cushman, Inc.
---------------------------------------------------------------------------------------------------------------------
 J. Sidney Webb, Jr.           77        Director since 1981.
 (2)(3)(4)                               Chairman of the Board, The Titan Corporation, manufacturer of defense and industrial products and systems; Director, Plantronics, Inc., supplier of communication headset products and services to users and providers worldwide.
---------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------------
 NAME                          AGE       POSITION
--------------------------------------------------------------------------------------------------------------------------------
 Lewis R. Foster               59        President and Chief Operating Officer of the Company since 1996.
                                         Co-founder and President of Sailpower Systems, Inc., a manufacturer of proprietary products for the international marine market, from 1987-1997.
                                         Vice President of de Recat & Associates, Inc., a career management consulting firm, from 1987 until 1994.  President of the Company from
                                         1976-1986.
--------------------------------------------------------------------------------------------------------------------------------
 Ivan N. Andres                49        Vice President, Marketing and Sales of the Company since 1994.
                                         Director of Marketing of On-Demand Environmental Systems, an air pollution control company, from 1992-1994.  Independent consultant from 1991-1992.  Director of Marketing of Acurrel, a microwave instrumentation company, prior to 1991.
--------------------------------------------------------------------------------------------------------------------------------


-----------------------------
    (1) J. Bradford Bishop is the son of John F. Bishop.

    (2) Member of Compensation Committee.

    (3) Member of Audit Committee.

    (4) Member of Stock Option Committee.

COMPENSATION OF DIRECTORS

    Non-management Directors are paid a monthly retainer of $600, and receive $600 per day for attendance at Board Meetings. They also receive $200 per day for committee meetings held on the same day as Board meetings and $400 per day if held on a separate day. Committee chairmen receive $100 per day in addition to the above. Directors who are officers of the Company receive no compensation for service on the Board of Directors or committees thereof.

    Accrued and unpaid retainers and fees for non-management Directors as of February 13, 1996 (the "Accrued Directors Fees") were owed to Messrs. Robert D. Johnson, James J. Shelton and J. Sidney Webb in amounts equal to approximately $30,600, $29,100 and $30,900, respectively. As of February 13, 1996, each of Messrs. Johnson and Webb agreed to waive all Accrued Directors Fees owing to him in exchange for the grant by the Company of an option to purchase 5,000 shares of Common Stock of the Company under the terms of the Company's Amended and Restated 1994 Stock Option Plan, with the exception that such options would be immediately vested and exercisable and would not terminate upon ceasing to be a Director or upon death or disability. On February 7, 1996, Mr. Shelton's term of office as Director expired and, as of February 13, 1996, he agreed to waive all Accrued Directors Fees owing to him, in exchange for amending his Nonqualified Stock Option Agreement with the Company to eliminate the requirement that his options terminate three months after he ceases to be a Director and the requirement that he continuously serve as a Director of the Company as a condition to him becoming vested in the options to purchase the remaining 6,667 shares of Common Stock under the Nonqualified Stock Option Agreement.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation for services in all capacities accrued by the Company during the fiscal years ended September 30, 1996, 1995, and 1994, for the Company's Chief Executive Officer and certain of its most highly compensated executive officers. The Company issued no restricted stock awards and there were no long term incentive plan payouts.


                                                                    Long Term
                                                                   Compensation
                                  Annual Compensation                 Awards
                         -----------------------------------       ------------
-----------------------------------------------------------------------------------------------------------
 (A)                      (B)      (C)       (D)          (E)                (F)                  (G)
 Name and Principal      Year     Salary    Bonus     Other Annual   Securities Underlying    All Other
 Position                          ($)       ($)      Compensation   Options/SARs             Compensation
                                                          ($)                (#)                  ($)
                                                          (1)                                     (5)
-----------------------------------------------------------------------------------------------------------
 J.Bradford Bishop,       1996         0         0         0              15,000(6)                0
 Chairman and Chief       1995         0         0         0                   0                   0
 Executive Officer        1994         0         0     2,160(2)                0                   0
-----------------------------------------------------------------------------------------------------------
 John F. Bishop, Vice     1996    58,500         0    11,853(3)                0                 328
 Chairman, President,     1995    75,000         0    25,677(3)                0                 362
 Treasurer and Secretary  1994    75,000         0    14,449(3)                0                 283
-----------------------------------------------------------------------------------------------------------
 John J. Ardizzone, Jr.,  1996    84,614         0    12,973(4)            3,000(6)              588
 Vice President           1995    78,750    14,000    11,461(4)           10,000(6)              554
 Operations and Chief     1994    71,542         0     8,713(4)                0                 460
 Financial Officer
-----------------------------------------------------------------------------------------------------------
 Ivan Andres,             1996    73,819    19,000     6,559(7)            2,500(6)              554
 Vice President,          1995    73,755    28,000         *(8)            8,000(6)              534
 Marketing and Sales      1994     9,232         0         *(8)                0                   0
-----------------------------------------------------------------------------------------------------------


------------------------------
(1) Amounts in this column include compensation to officers from (a) the Company's supplemental medical reimbursement plan in which all officers are eligible to participate, (b) the Company's tax and financial counseling reimbursement plan in which all officers are eligible to participate, (c) the Company's legal services reimbursement plan in which the Vice Chairman is eligible to participate, (d) the payment of car allowances to certain officers in lieu of providing a company car, (e) the payment of private club dues for certain officers and (f) contributions by the Company on behalf of certain officers pursuant to its Retirement/Savings Plan which qualifies as a thrift plan under
     Section 401(k) of the Internal Revenue Code. The type and amount of each perquisite or other personal benefit which exceeds 25% of the total perquisites and other personal benefits reported for such officer are identified in a footnote.
(2) On behalf of Mr. J.B. Bishop, the Company paid $2,160 under the supplemental medical reimbursement plan in fiscal 1994.
(3) On behalf of Mr. J.F. Bishop, the Company paid $7,522 under the supplemental medical reimbursement plan and paid $4,006 for private club dues in fiscal 1996, paid $12,776 under the legal services reimbursement plan in fiscal 1995, and paid $4,267 for private club dues in fiscal 1994. Amounts do not include non-cash compensation to Mr. J.F. Bishop in the form of expenses related to personal use of a Company-supplied automobile, which amount did not exceed 10% of the cash compensation of Mr. J.F. Bishop.
(4) On behalf of Mr. Ardizzone, the Company paid $3,924 under the supplemental medical reimbursement plan, paid $4,200 in car allowances and contributed $2,699 under the Retirement/Savings Plan in fiscal 1996, paid $4,200 in car allowances and contributed $2,956 under the Retirement/Savings Plan in fiscal 1995, and paid $4,200 in car allowances in fiscal 1994.
(5) Amounts in this column consist of payments by the Company of premiums for term life insurance.
(6) Options to purchase common stock awarded under the Company's Amended and Restated 1994 Stock Option Plan.
(7) On behalf of Mr. Andres, the Company paid $4,200 in car allowances and contributed $2,305 under the Retirement/ Savings Plan in fiscal 1996.

(8) Perquisites and personal benefits provided to the named executive officer under various Company programs did not exceed $50,000 or 10% of such individual's salary and bonus.

     OPTION GRANTS IN FISCAL 1996. The following table provides information on options granted under the Company's Second Amended and Restated 1994 Stock Option Plan in fiscal 1996 to the named executive officers:


                                                                Individual Grants
                             -----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                             Number of Securities       % of Total
                             Underlying                 Options                   Exercise or Base
                             Options                    Granted to Employees in   Price                     Expiration
 Name                        Granted (#)                Fiscal Year (1)           ($/Sh)                    Date
----------------------------------------------------------------------------------------------------------------------
 J. Bradford Bishop          15,002(2)                  54.5%                     $4.2625                   2/13/01
----------------------------------------------------------------------------------------------------------------------
 John F. Bishop              --                         --                        --                        --
----------------------------------------------------------------------------------------------------------------------
 John J. Ardizzone, Jr.(4)    3,000(3)                  10.9%                     $3.875                    2/13/06
----------------------------------------------------------------------------------------------------------------------
 Ivan Andres                  2,500(3)                   9.1%                     $3.875                    2/13/06
----------------------------------------------------------------------------------------------------------------------



------------------------
(1) Percentage based on grants to employees during the last fiscal year of options to purchase 27,500 shares of Common Stock.
(2) The options granted to the named individual become exercisable with respect to one-third of such shares on February 13, 1997 and will become exercisable with respect to an additional one third on February 13 of each of the following two years.
(3) The options granted to the named individuals become exercisable with respect to 20% of such shares on February 13, 1997 and will become exercisable with respect to an additional 20% on February 13 of each of the following four years.
(4) The options granted to Mr. Ardizzone were canceled in connection with his resignation in October 1996.

     AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1996 AND FY-END OPTION/SAR VALUES. The following table provides information regarding option and SAR exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised options at September 30, 1996:


------------------------------------------------------------------------------------------------------------------------------
                                                                          Number of Securities           Value of Unexercised
                                                                          Underlying Unexercised         In-the-Money Options/
                                                                          Options/                       SARs at FY-End($)
                                                                          SARs at FY-End (#)             (1)
                                Shares                                    ------------------             -----------------
                                Acquired on           Value               Exercisable (E)/               Exercisable (E)/
 Name                           Exercise (#)          Realized ($)        Unexercisable (U)              Unexercisable (U)
------------------------------------------------------------------------------------------------------------------------------
 J. Bradford Bishop             --                    --                  15,000 options(U)              $22,313/options(U)
------------------------------------------------------------------------------------------------------------------------------
 John F. Bishop                 --                    --                  --                             --
------------------------------------------------------------------------------------------------------------------------------
 John J. Ardizzone, Jr. (2)     2,000(3)              $6,000               6,750 options(E)              $ 6,750/options(E)
                                                                          11,000 options(U)              $32,625/options(U)
                                                                           4,000 SARs(U)                 $12,000/SARS(U)
------------------------------------------------------------------------------------------------------------------------------
 Ivan Andres                    1,600(4)              $5,800               8,900 options(U)              $26,288/options(U)
------------------------------------------------------------------------------------------------------------------------------


------------------------
(1) The options and SARs at fiscal year end were in-the-money based on a fair market value per share of Common Stock of $5.75, which represents the mean between the bid and asked prices of a share on the NASDAQ System at the close of business on September 30, 1996.
(2) All unexercised options and SARs of Mr. Ardizzone were canceled in connection with his resignation in October 1996.
(3)  Represents SARs exercised by the named individual.
(4) Represents shares acquired by exercise of options by the named individual.

              INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

COMMITMENT OF JOHN F. BISHOP TO PURCHASE COMMON STOCK IN RIGHTS OFFERING

     John F. Bishop, a principal stockholder, a member of the Board of Directors, and Vice Chairman, Secretary and Treasurer of the Company, has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them (the "Commitment"). Thus, Mr. Bishop's subscription for Shares in the Rights Offering is conditional, whereas subscriptions by other stockholders are unconditional. In order to avoid being diluted in the Rights Offering, other stockholders will be required to submit unconditional subscription agreements prior to the expiration date.

     In the opinion of management and the disinterested members of the Board of Directors, the terms of the Commitment are fair and reasonable and as favorable to the Company as those which could be obtained from unrelated third parties.

BISHOP FAMILY TRUST LOAN FACILITY

     The Company has entered into a Loan Facility with the Bishop Family Trust. See "The Company--Bishop Family Trust Loan Facility" above.

     In the opinion of management and the disinterested members of the Board of Directors, the terms of the Loan Facility are fair and reasonable and as favorable to the Company as those which could be obtained from unrelated third parties.

SUBORDINATED LOAN

     The Company entered into Subordinated Loan Agreement dated as of December 16, 1996 with J. Bradford Bishop, Chairman and Chief Executive Officer of the Company, and John F. Bishop, Vice Chairman, Treasurer and Secretary of the Company (together, the "Bishops"). The Bishops advanced $600,000 to the Company under the Subordinated Loan Agreement. Interest accrued thereon at 8% per
annum, payable quarterly.   In connection with the Subordinated Loan Agreement,
the Company issued warrants to the Bishops to purchase 90,000 shares of Common
Stock at $3.00 per share.   The Subordinated Loan Agreement terminated on
October __, 1997, and all obligations thereunder were repaid in full on such date with the proceeds from the Loan Facility with the Bishop Family Trust. As consideration for the early repayment of such obligations, the warrants issued to the Bishops were canceled on October __, 1997.

     In the opinion of management and the disinterested members of the Board of Directors, the terms of the Subordinated Loan Agreement, including the warrants to be issued thereunder, were fair and reasonable and as favorable to the Company as those which could be obtained from unrelated third parties.

BRIDGE LOANS

     The Company has received several bridge loans from the Bishops payable on demand (the "Bridge Loans"), which amounted to $400,000, plus interest, on
October __, 1997.  Interest accrued thereon at 10% per annum.   The Bridge Loans
were repaid in full on such date with the proceeds from the Loan Facility with the Bishop Family Trust.

     In the opinion of management and the disinterested members of the Board of Directors, the terms of the Bridge Loans were fair and reasonable and as favorable to the Company as those which could be obtained from unrelated third parties.

EMPLOYMENT AGREEMENT

     On October 1, 1995, the Company entered into an Employment Agreement with John F. Bishop, Vice-Chairman of the Board, Treasurer and Secretary of the Company, whereby Mr. Bishop will provide his services for a monthly salary of $6,500 for an initial term of two years. On the first day of each month, the initial term is automatically extended for an additional month, unless either party notifies the other in writing of his or its desire not to extend the term. In the event the Company elects not to extend the term or there is a change in control of the Company (the date of such event is referred to as the "Transition Date"), Mr. Bishop will continue to perform services for the Company for a three month transition period and the Company will maintain his compensation and other benefits for the three month transition period and an additional twenty-one months. Should Mr. Bishop become permanently disabled, the Company shall pay to him fifty percent (50%) of the agreed salary for the remainder of the term. Effective January 1, 1997, Mr. Bishop agreed to reduce his monthly salary to $3,250 until the Transition Date. In addition to the foregoing compensation, the Company will provide Mr. Bishop with a private office at 3 Civic Center Plaza, Suite 265, Newport Beach, California (or a comparable location in the City of Newport Beach), secretarial and administrative assistance, office equipment and supplies and other facilities and services suitable to his position. Mr. Bishop is also entitled to all employee benefits provided to senior management personnel of the Company and to participate in the Company's medical reimbursement plan which is supplemental to the medical plan covering all employees, the tax and financial counseling reimbursement plan and the legal reimbursement plan provided by the Company as well as Company paid life insurance.

     In addition to his monthly compensation, Mr. Bishop is entitled under the Employment Agreement to the full and unrestricted use of the currently provided 1989 Mercedes Benz Model 560 automobile or its successor automobile if replaced at any time prior to the end of his employment term. The Company provides all gasoline, maintenance, repair and insurance with respect to the automobile during the term of the Agreement. In consideration for Mr. Bishop's prior agreement to reduce his monthly salary to $1 per month for the period from February 1992 through July 1992 and the deduction of $217 per month from his monthly salary for the period from August 1992 through October 1995, the Company granted to Mr. Bishop the right to acquire the automobile with full credit for the foregone salary totaling $56,846. Mr. Bishop has the right to acquire the automobile at any time during the two months immediately preceding the end of his employment term. If the automobile's Kelly Blue Book value is in excess of $56,846, Mr. Bishop shall pay to the Company the difference at the time Mr. Bishop acquires the automobile. If the value of the automobile is less than $56,846, the Company shall pay the difference to Mr. Bishop at the time he acquires the automobile. In the event that Mr. Bishop's employment is terminated prior to the end of his employment term, he shall have the right to acquire the automobile at that time. In the event of Mr. Bishop's death, the right to acquire the automobile shall be exercisable by Mr. Bishop's widow or the executor of his estate.

     The Company may terminate the Employment Agreement only if Mr. Bishop were to be convicted of a felony, if he willfully fails to fulfill his duties, if he commits gross negligence in the performance of his duties, if he intentionally misappropriates significant funds of the Company or if he dies. Mr. Bishop may terminate the agreement at any time on thirty days notice to the Company.

     Under the Employment Agreement, Mr. Bishop may not disclose confidential information of the Company at any time. This provision survives termination of the Employment Agreement. Mr. Bishop is further prohibited from soliciting employees or customers of the Company for at least one (1) year following termination of the Employment Agreement.

LEGAL COUNSEL

     Bainbridge Group, a Law Corporation ("Bainbridge Group") provides ongoing legal services for the Company. Michael E. Johnson, a director of the Company, is President of Bainbridge Group. In the opinion of management and the disinterested members of the Board of Directors, the terms of the relationship between the Company and Bainbridge Group are fair and reasonable and as favorable to the Company as those which could be obtained from unrelated third parties. The Company obtains legal services from an affiliate at rates normally charged to a third party.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of October 1, 1997, certain information as to the Common Stock of the Company beneficially owned, directly or indirectly, by each person who is known to the Company to beneficially own more than 5% of the outstanding Common Stock, by each director, by each nominee for director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors of the Company as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. (Note -- "Direct" means Common Stock held individually, or held in joint tenancy or as community property with spouse. "Indirect" means Common Stock held by spouse as separate property, or held of record by the stockholder for the benefit of another person, or held of record by the stockholder as trustee of a trust.)



--------------------------------------------------------------------------------------------------------------------
 Name and Address of              Amount of Beneficial             Nature of Beneficial             Percent of Class
 Beneficial Owner                 Ownership                        Ownership
--------------------------------------------------------------------------------------------------------------------
 CEDE & Company                   186,065                          Indirect(1)                      43.79%
 Depository Trust
 Company
   7 Hanover Square
   New York, New York
                10004
--------------------------------------------------------------------------------------------------------------------
 John F. Bishop (2)               128,927                          Indirect(3)                      30.34%
--------------------------------------------------------------------------------------------------------------------
 J. Bradford Bishop (2)            62,473                          Indirect(4)                      15.69%
                                    5,000                            Direct(6)
--------------------------------------------------------------------------------------------------------------------
 J. Sidney Webb (2)                   800                          Indirect(5)                       2.86%
                                   11,667                            Direct(6)
--------------------------------------------------------------------------------------------------------------------
 Robert D. Johnson (2)                200                          Indirect(7)                       2.72%
                                   11,667                            Direct(6)
--------------------------------------------------------------------------------------------------------------------
 Michael E. Johnson (2)             3,333                            Direct(6)                        *
--------------------------------------------------------------------------------------------------------------------
 Ivan Andres (2)                    2,100                            Direct(6)                        *
--------------------------------------------------------------------------------------------------------------------
 John J. Ardizzone, Jr. (2)             0                                --                           *
--------------------------------------------------------------------------------------------------------------------
 All Executive Officers and       226,167                                --                         49.31%
 Directors as a Group (7
 persons) (8)
--------------------------------------------------------------------------------------------------------------------



----------------------------

 *  Less than 1% of the class

(1) CEDE & Company is a nominee of the Depository Trust Company, which is a wholly owned subsidiary of the New York Stock Exchange, Inc. CEDE disclaims any beneficial interest in shares of the Company's Common Stock held in its name.

(2) The mailing address for such individual is in care of EIP Microwave, Inc., 1745 McCandless Drive, Milpitas, CA 95035.

(3) Consists of (i) 118,260 shares held by J.F. Bishop and his spouse as trustees of the Bishop Family Trust, and (ii) 10,667 shares held by J.F. Bishop as trustee for the benefit of certain of his children.

(4) Consists of (i) 22,473 shares held by J.B. Bishop and his spouse as trustees of a revocable trust, and (ii) 40,000 shares held by J.B. Bishop and his spouse as trustees of the Bishop 1993 Children's Trust.

(5)  Held by J.S. Webb as trustee of the Webb Family Trust.

(6) Consists of shares for which the named individual has the right to acquire beneficial ownership within 60 days after the Record Date by exercise of options granted under the Company's Second Amended and Restated 1994 Stock Option Plan.

(7) Held by R.D. Johnson and his spouse as trustees of the Robert D. Johnson and Dorothy A. Johnson Trust.

(8) Total includes the shares indirectly held by Messrs. J.F. Bishop, J.B. Bishop, J.S. Webb and R.D. Johnson as trustees, as noted above.


                              DESCRIPTION OF SECURITIES

     The following description of the securities of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement.

AUTHORIZED STOCK

     The Company is authorized to issue 10,000,000 shares of Common Stock, $0.01 par value. As of the date of this Prospectus the Company had 424,907 shares of Common Stock issued and outstanding.

VOTING RIGHTS

     Holders of the shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Except as described in the following paragraph, shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

     As a Delaware corporation doing business in California, the Company is subject to certain provisions of the California General Corporation law (the "California Law") if certain property, payroll and sales factors are met and more than 50% of the Common Stock is held of record by persons having addresses in California (excluding shares held by broker-dealers, banks or other nominees). The Company believes that it meets the statutory test for applicability of certain provisions of California Law to the Company. One of these provisions, Section 708, entitles a stockholder to cumulate his or her votes at an election of directors. Accordingly, with respect to the election of directors only, if one or more stockholders give notice at the Annual Meeting before the voting of their intention to cumulate their votes, all stockholders entitled to vote shall have the right to so cumulate their votes and to give one candidate, who has been nominated prior to the voting, a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or to distribute such votes among two or more such candidates on the same principle in such proportions as each stockholder may determine. If such vote is not conducted by cumulative voting, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or vote in favor of specific nominees and withhold their votes as to other nominees.

DIVIDEND RIGHTS

     Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds of the Company legally available therefor. The Company does not anticipate paying dividends in the near future.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive a pro rata share of the assets of the Company available for distribution to stockholders.

PREEMPTIVE RIGHTS

     Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

DISSENTER'S RIGHTS

     Under current Delaware law, a stockholder is afforded dissenters' rights which if properly exercised may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain provisions that could delay, defer or prevent a change in control of the Company. The Company has a classified Board of directors. The Board is divided into three classes, each class consisting of two directors. There is one vacancy in the class whose term expires at the 1998 Annual Meeting. The terms of directors in the two remaining classes expire at the 1999 Annual Meeting and the 2000 Annual Meeting, respectively. Further, the Bylaws set forth procedures for the nomination of director candidates by the Board of Directors or stockholders, and require that a stockholder give specified notice of its intent to nominate a director candidate at least 90 days prior to the Annual Meeting.

     The Company's Certificate of Incorporation restricts the ability of the Company to engage in specified transactions with any interested person. An "interested person" is defined to include any individual or entity who is the beneficial owner of 10% or more of the Common Stock. Such transactions are prohibited, unless the transaction is approved by (i) the holders of two-thirds of the outstanding shares of Common Stock and a majority of such shares not held by the interested person, or (ii) a majority of the directors who are unaffiliated with the interested person and who were directors prior to the time the interested person became an interested person (or are successors to such directors). Other requirements may also be applicable for certain transactions.

TRANSFER AGENT

     ChaseMellon Shareholder Services, L.L.C. serves as the transfer agent of the Company.

                        LEGAL MATTERS AND INTERESTS OF COUNSEL

     The validity of the authorization and issuance of the securities offered hereby will be passed upon for the Company by Bainbridge Group, a Law Corporation, of Irvine, California. Bainbridge Group also provides ongoing legal services for the Company. Michael E. Johnson, President of Bainbridge Group, is a director of the Company and is the holder of options to purchase 10,000 shares of common stock of the Company.

                                       EXPERTS

     The consolidated balance sheets of EIP Microwave, Inc. and subsidiaries as of September 30, 1996, and 1995, and the consolidated statements of operations and retained earnings (accumulated deficit), stockholders' equity and cash flows for the years then ended, have been included herein and in the Registration Statement in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of Price Waterhouse LLP covering the aforementioned financial statements contains an explanatory paragraph. The explanatory paragraph states the Company has incurred significant recent losses from operations and may need to obtain additional financing to meet its business plans for fiscal 1998 and beyond that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                CHANGE IN ACCOUNTANTS

     The Company retained _______________________________ as its independent accountant and dismissed Price Waterhouse LLP, effective October ___, 1997. During the most recent fiscal years and through the date of change, there were no disagreements between the Company and Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years. The reports of Price Waterhouse LLP on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion. Further, except for the explanatory paragraph described in "Experts" above, such reports were not qualified or modified as to uncertainty, audit scope or accounting principle. The change in independent accountant was approved by the Audit Committee of the Board of Directors of the Company.

                                   INDEMNIFICATION

     Under Delaware corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Delaware law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Delaware law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, a Delaware corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

     Article Ninth of the Company's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages in certain instances for breach of a director's fiduciary duty of care. Article IX of the Company's Bylaws provides that (i) each director, officer and employee of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law subject to certain limitations, (ii) each indemnitee is entitled to be paid by the Company for its expenses in defending proceedings in advance of final determination, (iii) the right of indemnification provided therein shall not be exclusive, (iv) the Company is authorized to enter into contracts with any director, officer, employee or agent of the Company which provide for indemnification equivalent to or greater than provided in Article IX, and (v) the Company is required to maintain insurance to the extent reasonably available to protect itself and any such director, officer, employee or agent.

     Consistent with Article IX of the Company's Bylaws, the Company has entered into individual Indemnification Agreements with its directors and officers. The Indemnification Agreements, among other things, provide mandatory indemnification protection in excess of that provided by Delaware corporation law. The Indemnification Agreements provide certain procedures relating to indemnification and advancement of expenses.

     In addition, the Company currently carries limited insurance coverage for its directors and officers. The Indemnification Agreement provide protections beyond those currently available from the Company's existing director's and officer's liability insurance.

     As a result of the foregoing, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to the Company.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                 EIP MICROWAVE, INC.


                        Index to Financial Statements for the
                     Years ended September 30, 1996 and 1995 and
                       Nine Months ended June 30, 1997 and 1996


--------------------------------------------------------------------------------
 Contents                                                          Page
--------------------------------------------------------------------------------
 Report of Independent Accountants                                 F-2
--------------------------------------------------------------------------------
 Financial Statements
--------------------------------------------------------------------------------
 Consolidated Balance Sheet as of                                  F-3
    September 30, 1995, and  1996, and
    June 30, 1997 (unaudited)
--------------------------------------------------------------------------------
 Consolidated Statements of Operations and Retained                F-4
    Earnings (Accumulated Deficit) for the Years Ended
    September 30, 1995 and 1996, and the Nine Months
    Ended June 30, 1996 and June 30, 1997 (unaudited)
--------------------------------------------------------------------------------
 Statements of Stockholders' Equity for the                        F-4
   Years Ended September 30, 1995 and 1996, and
    the Nine Months Ended June 30, 1997 (unaudited)
--------------------------------------------------------------------------------
 Consolidated Statements of Cash Flows for the                     F-5
   Years Ended September 30, 1995 and 1996, and the
   Nine Months Ending June 30, 1996 and 1997
   (unaudited)
--------------------------------------------------------------------------------
 Notes to Financial Statements                                     F-6
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of EIP Microwave, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of EIP Microwave, Inc. and its subsidiary at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant recent losses from operations and may need to obtain additional financing to meet its business plans for fiscal 1998 and beyond that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
San Jose, California
December 23, 1996, except for the third paragraph of Note 1, the second paragraph of Note 6 and Note 9, which are as of October 1, 1997.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

                                     ASSETS

                                                             June 30,         September 30,         September 30,
                                                                 1997                1996                 1995
                                                                 ----                ----                 ----
                                                           (unaudited)
 Current assets:
    Cash and cash equivalents                                $    257            $    216              $    126
    Short-term investments                                         27                 324                   319
                                                                  284                 540                   445
    Accounts receivable, net                                      308                 686                 1,064
    Inventories                                                 1,125               1,067                 1,133
    Prepaid expenses                                               71                  59                    74
      Total current assets                                      1,788               2,352                 2,716
                                                             --------            --------              --------
 Property and equipment, net                                      630                 631                   271
                                                             --------            --------              --------
 Other assets                                                       -                   -                    30
                                                             $  2,418            $  2,983              $  3,017
                                                             --------            --------              --------
                                                             --------            --------              --------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable                                         $    314            $    706              $    610
    Accrued liabilities                                           519                 546                   676
    Advanced payments from customers                                -                 190                     -
    Bank borrowings                                               296                 185                     -
    Notes payable to affiliates                                   150                   -                     -
    Current portion of obligations under capital                   34                  34                    15
    leases
       Total current liabilities                                1,313               1,661                 1,301
                                                             --------            --------              --------
    Long term notes payable to affiliates                         600                   -                     -
    Long term obligations under capital leases                     71                  95                     -
                                                             --------            --------              --------
       Total liabilities                                        1,984               1,756                 1,301
                                                             --------            --------              --------
    Commitments and contingencies (Note 5)

 Stockholders' equity:
    Common stock $.01 par value, authorized                         5                   5                     5
    - 10,000,000 shares;
      424,907 issued and outstanding
    Additional paid-in-capital                                    848                 848                   844
    Retained earnings (accumulated deficit)                      (419)                374                   867
                                                             --------            --------              --------
       Total stockholders' equity                                 434               1,227                 1,716
                                                             --------            --------              --------
                                                             $  2,418            $  2,983              $  3,017
                                                             --------            --------              --------
                                                             --------            --------              --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                     AND RETAINED EARNINGS (ACCUMULATED DEFICIT)
                        (In thousands, except per share data)

                                                         Nine Months              Years Ended
                                                        Ended June 30,            September 30,
                                                       1997       1996          1996        1995
                                                      ------------------        -----------------
                                                         (unaudited)
Net sales                                           $ 3,560      $ 4,886     $ 6,492      $ 6,721

Costs and expenses:
  Cost of sales                                       2,170        3,075       4,064        3,646
  Research, development and engineering                 722          724         978          742
  Selling, general and administrative                 1,416        1,548       2,084        2,289
  Interest and other, net                                45         (142)       (141)         (81)
                                                    -------      -------     -------      -------
  Total costs and expenses                            4,353        5,205       6,985        6,596
                                                    -------      -------     -------      -------

Net income (loss)                                      (793)        (319)       (493)         125

Retained earnings at beginning of period                374          867         867          742
                                                    -------      -------     -------      -------

Retained earnings (accumulated deficit)
  at end of period                                  $  (419)     $   548     $  374       $   867
                                                    -------      -------     -------      -------
                                                    -------      -------     -------      -------

Net income (loss) per share                         $ (1.87)     $  (.75)    $ (1.16)     $  0.30
                                                    -------      -------     -------      -------
                                                    -------      -------     -------      -------

Weighted average common shares outstanding              425          423         423          423
                                                    -------      -------     -------      -------
                                                    -------      -------     -------      -------


                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                Additional
                                           Common Stock         Paid-in          Retained
(Dollars in thousands)               Shares          Amount     Capital          Earnings          Total
Balance at September 30, 1994        423,307         $  5       $  844           $  742            $1,591
                                     --------------------------------------------------------------------
  Stock Issues                             -            -            -                -                 -
                                     --------------------------------------------------------------------
  Net Income                               -            -            -              125               125
                                     --------------------------------------------------------------------
Balance at September 30, 1995        423,307            5          844              867             1,716
                                     --------------------------------------------------------------------
  Stock Issues                         1,600            -            4              -                   4
  Net Income                               -            -            -             (493)             (493)
                                     --------------------------------------------------------------------
Balance at September 30, 1996        424,907            5          848              374             1,227
                                     --------------------------------------------------------------------
  Stock Issues (unaudited)                 -            -            -                -                 -
  Net income (unaudited)                   -            -            -             (793)             (793)

Balance at June 30, 1997             424,907            5          848             (419)              434
 (unaudited)
                                     --------------------------------------------------------------------
                                     --------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Increase (decrease) in cash

                          (Dollars in thousands, unaudited)



                                                                   Nine Months                   Years Ended
                                                                   Ended June 30                 September 30
                                                                   1997               1996       1996               1995
                                                                   -----------------------       -----------------------
                                                                         (unaudited)
Cash flows from operating activities:
Net income (loss)                                                  $  (793)       $  (319)       $  (493)       $   125
      Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
        Depreciation and amortization                                  190            134            147            220
        Gain on sale of capital equipment                              (98)           (50)           (50)          (146)
        Change in assets and liabilities:
          Accounts receivable, net                                     378            277            378           (350)
          Inventories                                                  (58)           117             66           (149)
          Prepaid expenses                                             (12)            33             45            (36)
          Accounts payable                                            (392)             1             96             83
          Accrued liabilities                                          (27)          (151)          (130)            65
          Advanced payment from customers                             (190)           -              190            -
                                                                   --------       --------       --------       --------
Cash provided by (used in) operating activities                     (1,002)            42            249           (188)
                                                                   --------       --------       --------       --------

Cash flows from investing activities:
      Purchase of short-term investments                               -              (19)          (213)           (11)
      Sale of short-term investments                                   297            -              208            -
      Capital expenditures                                            (192)          (347)          (394)           (41)
      Proceeds from sale of capital equipment                          101             61             61            155
                                                                   --------       --------       --------       --------
Cash provided by (used in) investing activities                        206           (305)          (338)           103
                                                                   --------       --------       --------       --------

Cash flows from financing activities:
      Proceeds from bank borrowings                                    111            185            185            -
      Proceeds from notes payable to affiliates                        750            -              -              -
      Proceeds from sales of common stock to employees                 -              -                4            -
      Repayment of obligations under capital leases                    (24)           -              (10)           -
                                                                   --------       --------       --------       --------
Cash provided by financing activities                                  837            185            179            -
                                                                   --------       --------       --------       --------

Increase (decrease) in cash and cash equivalents                        41            (78)            90            (85)
Cash and cash equivalents at beginning of period                       216            126            126            211
                                                                   --------       --------       --------       --------
Cash and cash equivalents at end of period                         $   257        $    48        $   216        $   126
                                                                   --------       --------       --------       --------
                                                                   --------       --------       --------       --------

Supplemental information
Equipment acquired pursuant to capital leases                          -              -              124            -


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 September 30, 1996

NOTE 1.  THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    The Company is engaged in a single industry segment constituting the development, manufacture, and sale of high frequency microwave and radio frequency (RF) test and measurement instruments. The Company's stand-alone microwave frequency counters represented 50% of net sales in 1996, 64% of net sales in 1995, and 75% of net sales in 1994. Substantially all of its activities are conducted in the United States, and the Company has no foreign manufacturing operations nor material amounts of foreign assets. Export sales, principally to customers in Western Europe and Pacific Rim countries, as a percent of net sales were approximately 36% in 1996, 43% in 1995, and 36% in 1994. Profit margins are similar on foreign and domestic sales. Direct sales to the United States government and its contractors as a percent of net sales were approximately 33% in 1996 (22% to one government subcontractor), 36% in 1995 (11% to one government subcontractor), and 38% and 26% for the nine months ended June 30, 1997 and 1996, respectively (29% and 19% to one government subcontractor, respectively).

LIQUIDITY

    As shown in the accompanying financial statements, the Company incurred a loss from operations for the year ended September 30, 1996 of $493,000 and has experienced significant fluctuations in operating results in the past. The fiscal 1997 operating plan anticipates the release of a new frequency measurement product. To the extent that product development is delayed or the new product introduction does not achieve sufficient market acceptance, the Company's financial position and results of operations will be adversely impacted. The Company's fiscal 1997 operating plan also assumes additional financing will be necessary to fund its 1997 operations and beyond (see notes 6 and 7).

    The Company has incurred significant recent losses from operations and additional financing will be required for the Company to meet its business plan for fiscal 1998 and beyond. The Company has recently entered into an OEM agreement for a new line of counter products and has plans to continue developing enhanced products. There can be no assurance that the Company will not incur additional losses until its recently introduced and existing products generate significant revenues. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Management plans to pursue additional financing. If the Company is unable to obtain such financing, it will be required to reduce discretionary spending in order to maintain its operations at a reduced level. Management believes that it will be able to reduce discretionary spending if required. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions and accounts have been eliminated.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

    Short-term investments, consisting of publicly traded preferred stocks and government bonds, are stated at fair value. The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires companies to classify investments in debt and equity securities with readily determinable fair values as "held-to-maturity", "available for sale", or "trading" and establishes accounting and reporting requirements for each classification. The Company classifies all securities held as available for sale. Securities classified as available for sale are reported at their fair market value with unrealized gains and losses reported as a separate component of stockholders' equity. Such unrealized gains and losses were immaterial as of September 30, 1996 and 1995, and June 30, 1997. The Company's government bonds have a maturity of one year or less. Publicly traded preferred stocks are considered highly liquid and are classified as short-term investments.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term investments and trade accounts receivable. The Company places its cash, cash equivalents and short-term investments in a variety of financial instruments such as certificates of deposit and marketable equity securities.

    The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable balances. At September 30, 1996, the accounts receivable balance from three customers represented 32%, 12%, and 10% of net trade receivables, and at June 30, 1997 14%, 11%, and 7% of net trade receivables.

INVENTORIES

    Inventories are stated at the lower of standard cost, which approximates actual cost (determined on a first-in, first-out basis), or market.

PROPERTY AND EQUIPMENT

    Purchased property and equipment are stated at cost and are depreciated using the straight-line method over lives ranging from three to eight years. Self-constructed demonstrator products are stated at their standard manufacturing cost.

REVENUE RECOGNITION AND WARRANTY

    Sales are recognized at the time of shipment provided no significant obligations remain and collectibility is probable. The Company provides for the estimated costs of fulfilling its warranty obligation at the time the related sale is recorded.

INCOME TAXES

    The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns.

NET INCOME (LOSS) PER SHARE

    The calculation of net income (loss) per share is based upon the weighted average number of shares outstanding during the year. Common stock equivalents were not materially dilutive for the year ended September

30, 1995. As a result of the losses incurred in fiscal 1996 and 1994, and for the nine months ended June 30, 1997 and 1996, the common equivalent shares were antidilutive and, accordingly, were excluded from the computation of loss per share for those years.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

    In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Only the disclosure requirements of this standard will be adopted by EIP for the year ending September 30, 1997, and therefore there will be no impact on EIP's consolidated financial position or results of operations.

    In February 1997, the Financial Account Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128, which is effective for the Company's fiscal year ending September 30, 1998, redefines earning per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replaced by basic earnings per share, and fully diluted earnings per share is replaced by diluted earnings per share. The adoption of SFAS 128 is not expected to have a material impact on the Company since earnings per share reported under Accounting Principles Board Opinion No. 15 approximates diluted earnings per share, which will be reported under SFAS 128.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 129 ("SFAS 129"), "Disclosure of Information about Capital Structure". SFAS 129 requires disclosure of certain information related to the Company's capital structure and is not anticipated to have a material impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. The disclosure prescribed by SFAS must be made beginning with the first quarter of 1998.

    In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the impact, if any, of adopting this new standard. The disclosures prescribed by SFAS 131 are effective in 1998.

INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet as of June 30, 1997, the statements of operations and of cash flows for the nine months ended June 30, 1996 and 1997 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in these notes to financial statements for these periods are also unaudited.

NOTE 2.  CONSOLIDATED BALANCE SHEET DETAIL



(Dollars in thousands)                                         September 30,         June 30,

                                                            1996           1995           1997
                                                                                    (unaudited)
Accounts receivable:
 Trade                                                  $    736       $  1,138     $      358
 Less-allowance for doubtful accounts                        (50)           (74)           (50)
                                                        ------------------------    -----------
                                                        $    686          1,064     $      308
                                                        ------------------------    -----------
                                                        ------------------------    -----------
Inventories:
 Raw materials                                          $    719       $    633     $      599
 Work-in-process                                             320            489            411
 Finished goods                                               28             11            115
                                                        ------------------------    -----------
                                                        $  1,067       $  1,133     $    1,125
                                                        ------------------------    -----------
                                                        ------------------------    -----------
Property plant and equipment:
 Machinery and equipment                                $  3,121       $  3,168     $    3,124
 Computer equipment and software                           1,054          1,160          1,060
 Demonstrator equipment                                      337            359            350
 Furniture, fixtures and other fixed assets                  807            471            869
                                                        ------------------------    -----------
                                                           5,319          5,158          5,403
 Less: accumulated depreciation                           (4,688)        (4,887)        (4,773)
                                                        ------------------------    -----------
                                                        ------------------------    -----------
                                                        $    631       $    271     $      630
                                                        ------------------------    -----------
                                                        ------------------------    -----------
Accrued liabilities:
 Salaries, wages and benefits                           $    215       $    157     $      260
 Commissions                                                  83             61             11
 Warranty                                                     53             66             32
 Other                                                       195            392            216
                                                        ------------------------    -----------
                                                        $    546       $    676     $      519
                                                        ------------------------    -----------
                                                        ------------------------    -----------


NOTE 3.  EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN

    The Company has a Retirement/Savings Plan which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All employees who have completed three months of service on or before the semiannual entry period are eligible to participate in the Retirement Plan. The Retirement Plan allows participants to contribute up to 12% of their earnings to the Retirement Plan and deduct this amount from their wages for federal income tax purposes. The Company will contribute 50 cents for each dollar contributed by the employee up to 3% of total wages. Company contributions in fiscal years 1996, 1995, and for the nine months ended June 30, 1997, totaled $49,000, $38,000 and $30,000, respectively.

INCENTIVE COMPENSATION

    The Company has an incentive compensation plan which provides for awards of bonuses to officers and key employees based principally on achieving stipulated Company financial objectives. In making specific awards, consideration is given to the individual's contribution to the success of the Company, to the success and performance of the unit or department of which the individual is a member, and to the achievement of individual performance goals established at the beginning of the fiscal year. The formula for computing bonuses has been subject to annual modification and may in the future be again modified at the discretion of the Board of Directors. No bonuses were awarded for the nine months ended June 30, 1997 and 1996, nor for fiscal 1996. Bonuses of $61,000 were awarded for fiscal 1995 results. No bonuses were awarded for fiscal 1994 results.

STOCK APPRECIATION RIGHTS PLAN

    On November 11, 1992, the Board of Directors adopted a Stock Appreciation Rights Plan ("SAR Plan"). The SAR Plan provides for the award of appreciation rights ("SARs") to officers and key management employees of the Company entitling such participants to receive the increase, if any, in the value of one share of Company common stock from the date of the award to the date(s) of valuation established at the time of the award. Generally, SARs are deemed vested in five equal annual installments. Each award vested will be paid in cash on a scheduled payment date. During the nine months ended June 30, 1997, and during fiscal 1996, 1995 and 1994, no SARs were awarded. A total of 760, 2,760, 2,760 and 7,760 SARs were vested during the nine months ended June 30, 1997, and during fiscal 1996, 1995 and 1994, respectively. A total of 4,000, 0, 960, and 24,040 SARs were canceled during the nine months ended June 30, 1997, and during fiscal 1996, 1995, and 1994, respectively, leaving an aggregate of 760 SARs outstanding at June 30, 1997. The Company accrues a compensation liability over the vesting period based on the increase in the market value of the common stock over the award price. The liability recorded in the nine months ended June 30, 1997, and during fiscal 1996 and 1995 was $1,900, $7,900 and $20,293, respectively. No compensation liability was recorded for fiscal 1994 relating to the SAR Plan.

STOCK OPTION PLAN

    Under the Company's Second Amended and Restated 1994 Stock Option Plan (the "Plan"), as in effect on June 30, 1997, stock options may be awarded to directors, consultants and employees to purchase up to 200,000 shares of common stock at exercise prices determined by the Board of Directors. The options can generally be awarded for periods up to 10 years and are subject to vesting schedules as determined by the Board of Directors.

The following table summarizes option activity under the Plan:

                                      Options       Options        Options
                                     Available    Outstanding  Price Per Share
Balance at September 30, 1994          -              -        $     -
Options authorized                    80,000          -              -
Options granted                      (57,500)       57,500         2.375
                                     ------------------------------------------

Balance at September 30, 1995         22,500        57,500     $   2.375
                                     ------------------------------------------
                                     ------------------------------------------
Additional options authorized         20,000          -              -
Options granted                      (37,500)       37,500     $  3.875-4.263
Options exercised                      -            (1,600)       2.375
                                     ------------------------------------------

Balance at September 30, 1996          5,000        93,400     $  2.375-4.263

                                     ------------------------------------------
                                     ------------------------------------------
Additional options authorized
  (unaudited)                        100,000          -              -
Option granted (unaudited)           (50,000)       50,000     $     4.75
Options canceled (unaudited)          13,000       (13,000)    $  2.375-3.875
                                     ------------------------------------------

Balance at June 30, 1997 (unaudited)  68,000       130,400     $  2.375-4.75

                                     ------------------------------------------
                                     ------------------------------------------

As of June 30, 1997, 46,431 awarded options are exercisable.

NOTE 4.  INCOME TAXES

Deferred tax assets (liabilities) are summarized as follows:

(Dollars in thousands)                      1996           1995

Net operating loss carryforwards         $  1,104       $  1,016
Tax credit carryforwards                      106            106
Inventory and other valuation reserves        221            190
Other                                         -              -
                                       ---------------------------
Gross deferred tax asset                    1,431          1,312
                                       ---------------------------
Depreciation expense                          -              -
Other                                         -              -
                                       ---------------------------

Gross deferred tax liability                  -              -
Deferred tax asset valuation allowance   $ (1,431)      $ (1,312)
                                       ---------------------------
                                       ---------------------------

     The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     The U.S. net operating loss carryforward of approximately $2,800,000 at September 30, 1996, expires by fiscal year 2010 if not offset against taxable income. The amount of and the benefit from net operating losses that can be carried forward may be impaired in certain circumstances. Events which may cause changes in the Company's tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

    The Company has signed a lease for 20,331 square feet in a building located in Milpitas, California, for an initial term of three years ending October 31, 1998. The lease provides for rentals of $226,000, $226,000, and $19,000 for fiscal years 1997, 1998 and 1999 plus applicable real property taxes and insurance, and contains one three year renewal option. Future lease commitments for the next five fiscal years for all other leases as of September 30, 1996 were as follows (in thousands):

Fiscal year ending September 30,       Capital Leases         Operating Leases
-------------------------------        --------------         ----------------

    1997                                       $   46                   $    34
    1998                                           36                        32
    1999                                           28                        24
    2000                                           26                        23
    Thereafter                                     19                        16
                                             --------                 ---------
Total minimum lease payments                    $ 155                     $ 129
                                             --------                 ---------
                                             --------
    Less amount representing interest             (26)
                                             --------
    Present value of minimum lease payments       129
    Less current portion                          (34)
                                             --------
    Long-term lease obligation                  $  95
                                             --------
                                             --------

    The Company also leases certain equipment on a month-to-month basis. Total rental expense under all operating leases was $258,000, $300,000, and $364,000, in fiscal years 1996, 1995, and 1994, respectively.

    On October 1, 1995, the Company entered into an Employment Agreement (the "Agreement") with John F. Bishop, Vice-Chairman of the Board, Treasurer, and Secretary of the Company, whereby Mr. Bishop will provide his services for a monthly salary of $6,500 for an initial term of two years. On the first day of each month, the initial term is automatically extended for an additional month, unless either party notifies the other in writing of his or its desire not to extend the term. In the event the Company elects not to extend the term or there is a change in control of the Company (the date of such event is referred to as the "Transition Date"), Mr. Bishop will continue to perform services for the Company for a three month transition period and the Company would maintain his compensation and other benefits for the three month transition period and an additional twenty-one months. Effective January 1, 1997, Mr. Bishop has agreed to reduce his monthly salary to $3,250 until the Transition Date. The Agreement also allows Mr. Bishop the use of an automobile and the right to receive title to the automobile, arising out of his agreement to forgo $56,846 of salary in prior years. Maintenance, insurance and gasoline costs for the automobile and an office location are also part of the Agreement. The corporate office is currently located in Newport Beach, California, leased at a monthly rate of $1,320 on a month-to-month basis.

NOTE 6.  BANK BORROWINGS

    As of September 30, 1996, the Company had a bank line of credit ("line") which provided for borrowings up to $500,000, not to exceed 60% of eligible accounts receivable. The balance outstanding was $185,000 as of September 30, 1996. The line bears interest at the bank's prime rate plus 3% per annum, provided that the interest rate in effect each month shall not be less than 10% per annum, and is payable monthly (11.25% as of September 30, 1996). The line contains various restrictive covenants requiring, among other matters, the maintenance of minimum levels of tangible net worth and profitability and certain financial ratios, including minimum quick ratio and maximum debt to net worth ratio. The line also precludes or limits the Company in taking certain actions, such as paying dividends, making loans, making acquisitions or incurring indebtedness, without the bank's prior written consent. The line is secured by substantially all of the Company's assets. As of November 15, 1996, the bank extended the maturity date of the line to January 15, 1997 and amended certain restrictive covenants, but limited borrowings to the $185,000 outstanding.

    On January 15, 1997, the bank line was revised to provide for borrowings up to $500,000. At October 1, 1997, the outstanding borrowings were $295,500. As of October 1, 1997, the Company was not in compliance with the restrictive covenants of the line, as so amended. However, in the event that the Company is unable to maintain compliance with financial covenants,
J. Bradford Bishop, the Chairman and Chief Executive Officer of the Company, and John F. Bishop, the Vice Chairman, Treasurer and Secretary of the Company (the "Bishops") have agreed to finance up to $500,000 of working capital (in addition to funds provided under the subordinated loan facility (note 7)) on terms acceptable to the Bishops and the Company to replace the line of credit.

NOTE 7.  SUBSEQUENT EVENT

    On December 16, 1996, the Company entered a subordinated loan agreement with the Bishops. This agreement provides for borrowings up to a maximum aggregate amount of $600,000 by the Company. The commitment of the Bishops to make advances to the Company expires on February 1, 1998, and all advances must be repaid by February 1, 2000. Interest is charged at 8% per annum, and is payable quarterly. The advances are secured by substantially all of the assets of the Company and are subordinated to the Company's bank line of credit. The agreement contains various restrictive covenants. In connection with the subordinated loan agreement, the Company will issue warrants entitling the Bishops to purchase up to 90,000 shares of the Company's common stock at $3.00 per share. The warrants expire on December 16, 2001.

    Future performance and levels of capital expenditures could reduce the total amount of funds available under the bank line of credit and the subordinated loan agreement at any given time.

NOTE 8.  BOARD OF DIRECTORS' FEES

    During fiscal 1996, the Board of Directors waived fees owed to them by the Company totaling $112,000. The reversal of previously accrued fees was included in "Interest and other, net" cost and expenses in the statement of operations, and thereby reduced the net loss for the year ended September 30, 1996.

NOTE 9.  RECENT EVENTS (UNAUDITED)

    On October __, 1997, the subordinated loan with the Bishops (Note 7) was extinguished with funds provided by a loan entered into with the Bishop Family Trust. As consideration for the early repayment of such obligations, the warrants issued to the Bishops were canceled on October __, 1997. This new loan facility provides for a term loan of 1,000,000 and revolving advances up to $450,000. Interest is charged at the prime rate plus 5% per annum and is payable monthly (13.5% as of October __, 1997). The loan facility expires on October __, 1998.
Funds made available by this facility were also used to extinguish bridge loans of $400,000 which had been received from the Bishops in May and August 1997. At October __, 1997, the Company had outstanding borrowings of
$1,250,000 under the loan facility. At this time the Company is not in compliance with the restrictive covenants of the loan facility.

    The Company has recently introduced a new line of counter products for distribution worldwide through a new OEM relationship. The Company has completed the testing phase with the OEM customer and has commenced preparation for production of the new line of products. The Company expects that this OEM relationship will account for a material portion of its revenues in fiscal year 1998 and thereafter.

                                      APPENDIX I

                            FORM OF SUBSCRIPTION AGREEMENT


                 (PLEASE CAREFULLY REVIEW THE ATTACHED INSTRUCTIONS)

                                 EIP Microwave, Inc.
                                Subscription Agreement

    This Subscription Agreement (the "Subscription Agreement") represents a subscription to acquire the number of shares (the "Shares") of common stock of EIP Microwave, Inc. (the "Company") set forth below at a subscription price of $____ per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for the Shares pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related Prospectus. For each Share subscribed for, the subscription price of $____ must be forwarded directly to EIP Microwave, Inc.

    The subscription rights expire at 5:00 p.m., California time on _______________, 199_ [insert date 30 days after effective date of Registration Statement], unless extended by the Company. No subscription agreements will be accepted thereafter.

Stockholder Name:                 ______________________

Stockholder Address:              ______________________

Number of shares owned
by Stockholder on
____________________:             ______________________
[Record Date]

Number of shares subject
to Basic Subscription Rights:     ______________________

SECTION 1 - Subscription and Signature

    I hereby irrevocably subscribe for the number of Shares indicated below, on the terms specified in the related Prospectus.

    A.  Basic Subscription:            ___________ shares
    B.  Over-Subscription:             ___________ shares
                                                   (No more than _________
                                                   [total amount offered] less
                                                   the number subscribed for in
                                                   A.)
    C.  Total subscription (A + B):    ___________ shares
    D.  Total cost (C x $____):        ___________ shares



Signature of                                     Telephone
Stockholder:  ______________________________     Number: (____)________________

SECTION 2 - Address for delivery of stock certificate if different from above.
_____________________________________
_____________________________________
_____________________________________

                    INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

    Each stockholder of EIP Microwave, Inc. (the "Company") has the right to subscribe for ____ Shares for each full share of common stock of the Company (the "Basic Subscription Rights") owned of record at the close of business on _______________, 199__ (the "Record Date"). The number of Shares you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the record date by ____. The subscription price is $_____ for each Share. You may also subscribe for Shares pursuant to an over-subscription privilege (the "Over-Subscription Privilege"). To exercise your rights, you must complete the appropriate sections of the Subscription Agreement. If you wish to exercise your rights for the Over-Subscription Privilege, you must do so by no later than 5:00 p.m., California time on _______________, 199__, unless extended by the Company. Rights may be exercised only through the Company.

    To exercise your rights please complete and return the Subscription
Agreement.

1.  Complete "SECTION 1--Subscription and Signature."

    A. Basic Subscription Rights. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on basic subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the record date by
         ____.

    B. Over-Subscription Privilege. Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase pursuant to the Over-Subscription Privilege is ________ shares [total number offered] less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to allotment if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on over-subscription.

    C. Total Subscription. Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase under the Over-Subscription Privilege.

    D. Total cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under total subscription by $____, the subscription price per share.

2.  Sign the Subscription Agreement in the space provide at the bottom of
    Section 1.  Include your daytime telephone number in the space provided.

3. Enclose the executed Subscription Agreement, together with a check or money order made payable to "EIP Microwave, Inc." in the amount of the total cost (Item D. of Section 1) in the envelope provided. If you use your own envelope, address it to EIP Microwave, Inc., 1745 McCandless Drive, Milpitas, California 95035-8024. You may also personally deliver your Subscription Agreement and payment to EIP Microwave, Inc., at the same address.

4. Mail or deliver your executed Subscription Agreement and payment for the total cost on a timely basis so that it is received by the Company by no later than 5:00 p.m., California time on _______________, 1997 unless extended by the Company (such date, as it may be extended on one or more occasions, is referred to herein as the "Expiration Date"). If the Company has not received your Subscription Agreement and payment for the total cost by 5:00 p.m., California time on the Expiration Date, you will not be entitled to purchase shares pursuant to the rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by the Company prior to 5:00 p.m., California time, on the Expiration Date.

    The Rights Offering is being made on any or all basis, which means that the Company may accept any subscription received even if all _________ Shares offered are not subscribed for in the Rights Offering. John F. Bishop, a principal stockholder, member of the Board of Directors, and Vice Chairman, Secretary and Treasurer of the Company, has committed to the Company that he will purchase $379,500 in Common Stock by exercise of Rights distributed to him if other stockholders purchase at least $800,000 in Common Stock upon exercise of Rights distributed to them.

    The Company reserves the right to reject any subscription agreement and payment not properly submitted. The Company has no duty to give notification of defects in any subscription agreement and/or payment and will have no liability for failure to give such notification. The Company will return any subscription agreement and/or payment not properly submitted.

    Stockholders should carefully review the related Prospectus prior to making an investment decision with respect to the rights referred to in this Subscription Agreement.

                                       PART II

                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

    There is set forth in the Prospectus under "Description of Securities - Indemnification" a description of the laws of Delaware with respect to the indemnification of officers, directors, and agents of corporations incorporated in Delaware.

     The Company has charter provisions, bylaw provisions and indemnification agreements that insure or indemnify, to the full extent allowed by the laws of Delaware, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     To the extent of the indemnification rights provided by the Delaware statutes and provided by the Company's charter and bylaws, and to the extent of the Company's abilities to meet such indemnification obligations, the officers, directors and agents of the Company would be beneficially affected.

                     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions.

--------------------------------------------------------------------------------
Item                                      Amount (1)
--------------------------------------------------------------------------------
SEC Registration fees                     $   715
--------------------------------------------------------------------------------
Blue sky fees                             $ 4,000
--------------------------------------------------------------------------------
Printing                                  $ 5,000
--------------------------------------------------------------------------------
Transfer Agent                            $ 1,000
--------------------------------------------------------------------------------
Legal                                     $35,000
--------------------------------------------------------------------------------
Accounting                                $ 5,000
--------------------------------------------------------------------------------
Miscellaneous                             $ 4,285
--------------------------------------------------------------------------------
TOTAL                                     $55,000
--------------------------------------------------------------------------------

(1)  Estimate

                       RECENT SALES OF UNREGISTERED SECURITIES

    On April 10, 1997 the Company issued warrants to purchase 90,000 shares of its Common Stock to John F. Bishop and J. Bradford Bishop in connection with the Subordinated Loan Agreement. These warrants were canceled on October __, 1997.

     In addition, the Company issued debt securities to its lenders, as set forth in the Prospectus under "The Company--Bank Line," "--Bishop Family Trust Loan Facility," "Interests of Management and Others in Certain Transactions--Subordinated Loan" and "--Bridge Loans."

     The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act or by Regulation D of the Commission.

                                       EXHIBITS

    Filed as part of this Form SB-2 Registration Statement or incorporated by reference are the following exhibits.

Exhibit
Number

3(a) Company's Certificate of Incorporation, filed on April 29, 1987, and Certificate of Amendment of Certificate of Incorporation, filed February 8, 1993, previously filed on February 12, 1993, as Exhibit 3(a) to Form 10-QSB Quarterly Report for quarter ended December 31, 1992, and incorporated herein by reference.

3(b)     Company's Bylaws, previously filed June 25, 1987 (File No. 0-5351), as
         Exhibit 3(b) to Form 8-K, and incorporated herein by reference.

5(a) Opinion of Bainbridge Group, a Law Corporation, as to the legality of the securities covered by the Form SB-2 Registration Statement.(1)

10(a) Standard Form Lease dated August 18, 1995, by and between Berg & Berg Developers, as landlord, and the Company, as tenant, covering the Company's manufacturing facility located at 1745 McCandless Drive, Milpitas, California, previously filed on December 29, 1995, as
         Exhibit 10(a) to Form 10-KSB Annual Report for fiscal year ended September 30, 1995 (the "1995 Annual Report"), and incorporated herein by reference.

10(b) Loan and Security Agreement dated March 10, 1992, between the Company and Silicon Valley Bank, previously filed on May 14, 1992, as Exhibit 10(a) to Form 10-Q Quarterly Report for quarter ended March 31, 1992, and incorporated herein by reference.

10(c) Amendment to Loan Agreement dated December 20, 1994, between the Company and Silicon Valley Bank, previously filed on December 29, 1994, as Exhibit 10(h) to the 1994 Annual Report, and incorporated herein by reference.

10(d) Loan Modification Agreement dated as of November 27, 1995, between the Company and Silicon Valley Bank, previously filed on December 29, 1995, as Exhibit 10(i) to the 1995 Annual Report, and incorporated herein by reference.

10(e) Loan Modification Agreement dated as of June 28, 1996, between the Company and Silicon Valley Bank, previously filed on August 13, 1996, as Exhibit 10(a) to Form 10-QSB Quarterly Report for quarter ended June 30, 1996, and incorporated herein by reference.

10(f) Loan Modification Agreement dated as of November 15 , 1996 between the Company and Silicon Valley Bank, previously filed on December 30, 1996, as Exhibit 10(f) to Form 10-KSB Annual Report for fiscal year ended September 30, 1996 (the "1996 Annual Report"), and incorporated herein by reference.

10(g) Loan Modification Agreement dated as of January 15, 1997, between the Company and Silicon Valley Bank, previously filed on May 13, 1997, as Exhibit 10(a) to Form 10-QSB Quarterly Report for quarter ended March 31, 1997, and incorporated herein by reference.

10(h) Loan Modification Agreement dated as of March 5, 1997, between the Company and Silicon Valley Bank, previously filed on May 13, 1997, as Exhibit 10(a) to Form 10-QSB Quarterly Report for quarter ended March 31, 1997, and incorporated herein by reference.

10(i) Loan Modification Agreement dated as of October__, 1997, between the Company and Silicon Valley Bank. (1)

10(j) Loan and Security Agreement dated as of October __, 1997, between the Company and the lenders referred to therein, including the schedules and exhibits thereto.(1)

-----------------------------
(1) To be filed by amendment.

*10(k) Employment Agreement dated as of October 1, 1995, between the Company and John F. Bishop, previously filed on December 29, 1995, as Exhibit 10(k) to the 1995 Annual Report, and incorporated herein by reference.

*10(l) Amendment dated November 20, 1996 to Employment Agreement between the Company and John F. Bishop, previously filed on December 30, 1996, as Exhibit 10(i) to the 1996 Annual Report, and incorporated herein by reference.

*10(m) Company's medical reimbursement plan (entitled "Full Medical Coverage") covering certain officers, previously filed on December 23, 1981 (File No. 0-5351), as Exhibit 10(o) to Form 10-K Annual Report for fiscal year ended September 30, 1981, and incorporated herein by reference.

*10(n) Company's Tax and Financial Counseling reimbursement plan covering officers, previously filed on December 23, 1981 (File No. 0-5351), as
         Exhibit 10(p) to Form 10-K Annual Report for fiscal year ended September 30, 1981, and incorporated herein by reference.

*10(o) Written description of EIP Bonus Plan for Fiscal 1997, previously filed on December 30, 1996, as Exhibit 10(l) to the 1996 Annual Report, and incorporated herein by reference.

*10(p) Second Amended and Restated 1994 Stock Option Plan, previously filed on December 30, 1996, as Exhibit 10(n) to the 1996 Annual Report, and incorporated herein by reference.

*10(q) Non-qualified Stock Option Agreement-Form, previously filed on December 29, 1995, as Exhibit 10(v) to the 1995 Annual Report, and incorporated herein by reference.

*10(r) Incentive Stock Option Agreement-Form, previously filed on December 29, 1995, as Exhibit 10(w) to the 1995 Annual Report, and incorporated herein by reference.

10(s)    Indemnification Agreement dated July 15, 1992, between the Company and
         J. Bradford Bishop, previously filed on December 20, 1992, as Exhibit 10(n) to Form 10-KSB Annual Report for fiscal year ended September 30, 1992 (the "1992 Annual Report"), and incorporated herein by reference.

10(t) Indemnification Agreement dated July 15, 1992, between the Company and Robert D. Johnson, previously filed on December 20, 1992, as Exhibit 10(o) to the 1992 Annual Report for fiscal year ended September 30, 1992, and incorporated herein by reference.

10(u) Indemnification Agreement dated July 15, 1992, between the Company and James J. Shelton, previously filed on December 20, 1992, as Exhibit 10(p) to the 1992 Annual Report for fiscal year ended September 30, 1992, and incorporated herein by reference.

10(v)    Indemnification Agreement dated July 15, 1992, between the Company and
         J. Sidney Webb, Jr., previously filed on December 20, 1992, as Exhibit 10(q) to the 1992 Annual Report for fiscal year ended September 30, 1992, and incorporated herein by reference.

10(w) Indemnification Agreement dated July 15, 1992, between the Company and John F. Bishop, previously filed on December 23, 1993, as Exhibit 10(m) to Form 10-KSB Annual Report, for fiscal year 1993 (the "1993 Annual Report"), and incorporated herein by reference.

-----------------------------------
* Management contract or compensatory plan or arrangement.

10(x) Indemnification Agreement dated February 13, 1996, between the Company and Michael E. Johnson, previously filed on May 9, 1996, as Exhibit 10(a) to Form 10-QSB Quarterly Report for quarter ended March 31, 1996, and incorporated herein by reference.

10(y) Indemnification Agreement dated February 19, 1997, between the Company and Lewis R. Foster, previously filed on May 13, 1997, as Exhibit 10(c) to Form 10-QSB Quarterly Report, for quarter ended March 31, 1997, and incorporated herein by reference.

10(z) Indemnification Agreement dated February 19, 1997, between the Company and Ivan Andres, previously filed on May 13, 1997, as Exhibit 10(d) to Form 10-QSB Quarterly Report, for quarter ended March 31, 1997), and incorporated herein by reference.

10(aa) OEM Purchase Agreement effective on May 28, 1997, previously filed on August 14, 1997, as Exhibit 10(a) to Form 10-QSB Quarterly Report, for quarter ended June 30, 1997, and incorporated herein by reference.

6 Letter dated October __, 1997 from Price Waterhouse LLP to the Securities and Exchange Commission, previously filed on October __, 1997, as Exhibit 16 to Form 8-K Current Report, and incorporated herein by reference.

21 Subsidiaries of the Company, previously filed on December 30, 1996, as Exhibit 21 to the 1996 Annual Report, and incorporated herein by reference.

23(a) Consent of Bainbridge Group, a Law Corporation, to the reference to it as counsel who has passed upon certain information contained in the Prospectus.(1)

23(b)    Consent of Price Waterhouse, LLP.(1)


                                     UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


-----------------------------
(1) To be filed by amendment.

                                      SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Milpitas, California on October 5, 1997.

                                  EIP MICROWAVE, INC.


                                  By:  /s/ Lewis R. Foster
                                       -------------------
                                       Lewis R. Foster
                                       President and Chief Operating Officer


    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.



October 5, 1997              /s/ Lewis R. Foster
                             -----------------------------------
                             Lewis R. Foster
                             President and Chief Operating Officer

October 5, 1997              /s/ John F. Bishop
                             -----------------------------------
                             John F. Bishop
                             Vice Chairman, Treasurer, Secretary, and Director
                             (Principal Financial Officer)


                             -----------------------------------
                             Michael E. Johnson
                             Director

October 5, 1997              /s/ Robert D. Johnson
                             -----------------------------------
                             Robert D. Johnson
                             Director

October 5, 1997              /s/ J. Sidney Webb
                             -----------------------------------
                             J. Sidney Webb
                             Director

October 5, 1997              /s/ J. Bradford Bishop
                             -----------------------------------
                             J. Bradford Bishop
                             Chairman of the Board, Chief Executive Officer and
                             Director (Principal Executive Officer)

October 5, 1997              /s/ E. O. Bince
                             -----------------------------------
                             E. O. Bince
                             Controller (Principal Accounting Officer)

                              INDEX TO EXHIBITS


Exhibit No.                   Description

   5(a) Opinion of Bainbridge Group, a Law Corporation, as to the legality of the securities covered by the Form SB-2 Registration Statement.*

   10(i) Loan Modification Agreement dated as of October __, 1997, between the Company and Silicon Valley Bank.*

   10(j) Loan and Security Agreement dated as of October __, 1997, between the Company and the lenders referred to therein, including the schedules and exhibits thereto.*

   23(a) Consent of Bainbridge Group, a Law Corporation, to the reference to it as counsel who has passed upon certain information contained in the Prospectus.*

   23(b)            Consent of Price Waterhouse, LLP.*

--------------------------
*To be filed by amendment.